UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: March 31, 2024

Megola, Inc.
(Exact name of issuer as specified in its charter)

Nevada	88-00492605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8891 Brighton Lane, Suite 108

Bonita Springs, FL 34135

(Full mailing address of principal executive offices)

(888) 587-1698

(Issuer’s telephone number, including area code)

PART II

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this report, the term “Megola”, “we”, “us”, “our” or “the Company” refers to Megola, Inc.

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “expect,” “potential,” “projected,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our initial and any subsequent offerings (the “Offering(s)”);

●	changes in economic conditions generally and the securities markets specifically;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	our failure to successfully operate our business;

●

public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

●	climate change and natural disasters that could adversely affect our business;

●	exposure to liability relating to environmental and health and safety matters;

●	failure of acquisitions to yield anticipated results;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our advisors,

●

legislative or regulatory changes impacting our business or our assets and Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

●	intense competition in the markets in which we operate that may limit our ability to market and sell our products;

●	our compliance with applicable local, state and federal laws; and

●	changes to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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Item 1. Business

Overview

Megola, Inc., with R&D based in Seattle, WA and corporate headquarters in Bonita Springs, FL, is a Nevada Corporation and publicly traded as MGON on the OTC Market.

The company has built a revolutionary portfolio of effective and environmentally friendly products poised to transform industries. The keystone of our innovation lies in crafting compounds and formulations that defy the norms prevalent in chemical industries over the past six decades. Driven by a team of daring scientists, we embrace risk and challenge traditional views. With diverse backgrounds and a collaborative approach, our scientists catalyze innovation through cross-pollination and unconventional thinking. Rooted in deep product development expertise, we understand that true success lies not only in novel concepts but also in scalability and market acceptance.

Business Lines

Our technology can be deployed to many sectors including transportation, sanitation, personal healthcare, protection of buildings and furnishings, crop yield improvement, and solar panel efficiency improvement.

Collaboration is key to our creativity and success. We engage with a diverse group of scientists whose expertise complements ours. By fostering a supportive community of scientists and providing them necessary resources, we develop, test, and bring to market pioneering chemical technologies.

There is a central dynamic underpinning our success in integrating novel chemistry product applications and discovering and nurturing future breakthroughs. This dynamic is understanding the crucial connections between chemical reactions, structural design, and market needs, emphasizing cost-effectiveness, simplicity, and public and environmental safety. Grounded in scientific rigor, our approach has led and will continue to lead to breakthroughs that address society's needs.

Development History & Primary Products/Services

Over the past three years, the Company has made significant strides in laying the groundwork for its future revenue and profitability through the licensing of three major technology platforms. The first of these is a comprehensive technology package encompassing a diverse range of products including Fire Inhibitors DF21 - DF31, Fire Extinguishant Additive DF11E, Fire-Gel Lithium Batteries, a Fire/Stain Fabric Resistance Blend, a 24-hour Hand Purifier (non-alcohol based), a Bedbug/Dust Mite/Microbial Blend, Antimicrobials for Surface and Air Protection, Cassava Powder Fire Extinguisher, Fire Media Pellets, and a Fire Blanket/Smoke Hood.

Further enhancing the company's portfolio, the second platform involves SiO2 liquid glass products, capable of coating and protecting various substrates such as metal, stone, plastic, glass (including mobile device screens), seeds, and textiles.

The third platform encompasses stabilized halogen technology, which includes an array of products ranging from household care and disinfectants (requiring EPA registration) to food preservation, pet care, automotive products, commercial and industrial odor control, air filtration, formaldehyde inactivators, solutions for toxic and infectious spill remediation, textile modifications for odor control, persistent mold protection on environmental surfaces, non-woven textile modifications for airplane toilet odor control floor coverings, and personal hygiene products (including those for underarm and foot odor, baby diapers, adult incontinence, and feminine hygiene products).

To fully realize the commercial potential of these innovative products, the company is committed to investing in a combination of manufacturing scale-up, testing, regulatory compliance, and marketing. This strategic investment is poised to propel the company towards significant growth and establish it as a leader in its field.

Prior Financial Impairment

N/A

Prior Restructuring and/or Major Asset Sales

N/A

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Potential Changes to Special Characteristics

One characteristic of the Company that could have a material impact on the future financial performance is the technology portfolio is large and can be developed into products in many different markets. If the company tries to develop too many potential products simultaneously it could face risks primarily stemming from resource dilution and strategic misalignment. Spreading resources too thin across multiple projects can lead to inadequate development, testing, and marketing of each product, potentially compromising quality and innovation. This overextension can result in a workforce that is overstretched and potentially less productive, as employees may struggle to maintain focus and momentum when juggling numerous projects. Financial resources also suffer; with capital divided across various initiatives, there may be insufficient funding to fully realize the potential of each product, leading to suboptimal outcomes or even project failures. Additionally, this approach can lead to a lack of strategic focus, as the company might struggle to align its product development efforts with its core competencies and market needs. In the absence of a clear and concentrated strategy, the company risks losing sight of its competitive advantages and market position, ultimately affecting its long-term sustainability and growth. We plan to approach the commercialization of our large technology portfolio in a systematic way to prioritize the opportunities to mitigate this risk as much as possible.

Additionally, some applications of our technology platforms are subject to regulation by the US Environmental Protection Agency (EPA) and the US Food and Drug Administration. The primary risk involves compliance with regulations, which can be stringent and complex. The guidelines are designed to ensure that products do not harm the environment or public health, and failure to comply can result in significant legal and financial repercussions. This includes costly fines, mandatory recalls, and potential lawsuits. Moreover, the regulations are subject to change, requiring companies to be vigilant and adaptive, ensuring their products continually meet current standards. In addition to compliance risks, there is the challenge of time-to-market. The process of obtaining regulatory approval can be time-consuming, involving extensive testing and review periods. This delay can be problematic, especially in fast-moving markets, as it can hinder a company's ability to capitalize on new technologies or market trends.

The Company has also licensed a pending patent application for a key component of the technology platform and while patents offer legal protection for innovations, they also pose risks, especially during the application phase. Until a patent is granted, the innovation is not fully protected, which can lead to issues of intellectual property theft or infringement. Competitors may develop similar products, leading to patent disputes or the need for litigation to defend the intellectual property rights. This can be both costly and damaging to the company's reputation. Additionally, the process of obtaining a patent is not only expensive but also uncertain. There is no guarantee that a patent will be granted, and the process can take several years, during which competitors might leapfrog the technology or find alternative solutions. Furthermore, if the product needs to be altered to comply with updated agency regulations, it might also affect the scope or validity of the pending patent, adding another layer of complexity and risk.

Marketing and Sales Strategies

The Company's business strategy is designed to maximize the commercial potential of its three core technology platforms through a diversified approach to product distribution and market engagement. Our first model focuses on manufacturing end products and selling them directly to consumers via online channels. This approach allows us to maintain a direct relationship with our customer base, providing valuable insights into consumer preferences and behavior. By leveraging the power of e-commerce, we aim to establish a strong online presence, facilitating the global reach of our products while optimizing operational efficiency. This direct-to-consumer model also enables us to rapidly adapt to market trends and consumer feedback, ensuring that our products consistently meet the evolving needs of our customers.

Secondly, the Company plans to manufacture end products for sale through distribution channels. This strategy aims to broaden our market reach by tapping into established distribution networks, thereby gaining access to various retail and specialty outlets. By partnering with distributors, we can leverage their expertise and relationships to efficiently penetrate diverse markets, both domestically and internationally. This approach not only extends our geographic reach but also enhances brand visibility and recognition across a wider consumer base. Distributors provide a vital link in reaching customers who may not be accessible through online platforms, thereby ensuring our products are available to a more diverse audience.

Finally, our strategy includes manufacturing value-added ingredients for incorporation into other companies' end products, as well as licensing our technology to other companies for manufacturing and sales. These collaborative approaches allow us to tap into the existing market presence and production capabilities of established companies, leading to a rapid scale-up in production and distribution. Through such partnerships, we can access new customer segments and industries, further diversifying our revenue streams. Licensing our technology offers an additional avenue for revenue generation, allowing other companies to benefit from our innovations while providing us with a steady stream of licensing fees. This multipronged strategy not only maximizes the commercial potential of our technology platforms but also positions the company for robust growth and sustainability in the competitive marketplace. As we embark on this ambitious journey, we seek partners and investors who share our vision and commitment to innovation and excellence.

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Industry Analysis and Trends

The Company possesses a diverse array of potential product applications spanning many markets and industries. The following four exemplars from our technology portfolio serve as a testament to the myriad opportunities available for the company to leverage and capitalize upon. This broad spectrum of applications not only highlights the versatility and adaptability of our technological innovations but also underscores our potential for significant growth and expansion across various sectors.

1. Fire Inhibition. In the current market landscape, the fire inhibition technology sector is witnessing a significant surge in demand, driven by heightened awareness of fire safety and increasingly stringent regulatory standards globally. Companies like ours, which specialize in advanced fire inhibition products, are strategically positioned to capitalize on this growing market. Innovations in fire-resistant materials and chemicals, particularly those that are environmentally friendly and comply with international safety standards, are in high demand. This industry is not only propelled by the construction and manufacturing sectors but also by the residential market, as homeowners become more conscious of fire safety. The challenge for manufacturers in this space lies in balancing technological innovation with cost-effectiveness and regulatory compliance, ensuring that their products remain accessible while meeting the highest safety standards.

2. Odor and VOC Remediation. In the realm of odor and VOC remediation, the market is evolving rapidly, with increasing consumer demand for more effective and environmentally sustainable solutions. This sector, which encompasses everything from household care products to industrial applications, is ripe for companies that can offer innovative, safe, and eco-friendly solutions. The growing focus on indoor air quality, particularly in the wake of heightened health and hygiene awareness post-pandemic, has bolstered the demand for advanced remediation technologies. Companies that can integrate natural and organic components, reducing reliance on harsh chemicals without compromising efficacy, are likely to gain a competitive edge. Moreover, the sector offers substantial opportunities for growth in diverse industries, including janitorial, waste management, and automotive, each requiring specialized solutions.

3. Odor Control Adult Incontinence Products. The market for adult incontinence products is another area experiencing notable growth, primarily driven by an aging global population. As societal stigmas surrounding incontinence continue to diminish, there is still an increasing demand for products that offer not just functionality, but the discretion offered by advanced odor control technology. The challenge for manufacturers in this space is to innovate in material science and product design to enhance user comfort and convenience while ensuring environmental sustainability. Companies that can successfully innovate in this domain while keeping products affordable will likely see increased market share. Additionally, as online retail continues to grow, companies with strong e-commerce strategies will be better positioned to reach and serve a wider, global customer base.

4. Mobile Phone Screen Protection. Lastly, the mobile phone accessories market is highly dynamic and competitive, characterized by rapid technological advancements and changing consumer preferences. As smartphones continue to permeate every aspect of daily life, the demand for accessories that enhance functionality, protect the device, and reflect personal style is booming. The challenge in this market lies in continually innovating and keeping pace with the fast-evolving technology of mobile devices. Companies need to focus on creating high-quality, durable products that align with the latest smartphone models and consumer trends. Additionally, there's a growing trend towards sustainability in this sector, with consumers increasingly favoring products made from eco-friendly materials. Manufacturers who can agilely navigate these trends, offering cutting-edge, sustainable, and aesthetically pleasing accessories, are likely to capture and retain consumer interest in this highly competitive market.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the industries in which we operate generally. These risks are outlined under the heading “Risk Factors” contained in our latest Offering Circular (beginning on page 6) filed with the SEC, which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

The Competition

The Company is on the cusp of commercializing its innovative technology platform, targeting a variety of markets and industries, each characterized by its unique set of competitive dynamics. This section will first outline some examples of the industry-specific risks associated with these diverse markets. Following this, we will explore the broader competitive landscape at the corporate level, highlighting the challenges and opportunities we face in our expansion and market penetration efforts.

In the realm of consumer-level odor control, our offerings are positioned against established brands such as Febreze, Glade, and Poo Pourri. These competitors predominantly focus on masking fragrances rather than directly neutralizing malodorants, presenting a significant point of differentiation for our products.

Turning to environmental odor control, we encounter traditional rivals in the form of chlorine dioxide and hydrogen peroxide solutions. However, it's noteworthy that these substances pose considerable safety risks due to their hazardous nature. Additionally, we face competition from Granular Activated Carbon (GAC) absorbent granules, which, while initially effective, gradually lose efficacy and can eventually foster the growth of odor-causing microbes within filters.

In the air filter segment, our products contend with treatments like nanosilver and quats, which are touted for their contamination protection capabilities. Nevertheless, these treatments often fall short in combating a wide array of odors and microbes, a limitation our products aim to overcome.

The hydrophobic fire protection spray market presents another competitive arena, where we are up against products like 3M Scotchgard. Scotchgard, while known for its hydrophobic properties, does not offer fire protection claims. Moreover, its use of controversial 'forever chemicals' has cast a shadow over its market reputation. In contrast, conventional fire retardants, which typically contain organic bromine compounds, are known for their toxicity, alongside other non-bromine toxic retardants. This offers a unique opportunity for our safer and more effective solutions.

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In the liquid glass coatings sector, our products stand out amidst a market saturated with temporary solutions like RainX. These alternatives are generally less effective and offer only short-term results, in stark contrast to the durability and efficacy of our coatings.

In seed coatings, we are competing with industry giants such as Bayer and Syngenta. These companies primarily focus on soaking seeds in anti-fungal chemicals, a conventional approach that we aim to innovate and improve upon.

Lastly, in the personal deodorants market, we observe a high incidence of allergic reactions, affecting approximately 10% of the US population, to existing products. This scenario presents a substantial opportunity for our hypoallergenic and skin-friendly formulations to make a meaningful impact.

At the corporate level, we compete in the high-performance additives marketplace, featuring several leading global companies. These companies stand out due to their extensive product lines, innovation in chemical technology, and significant market presence. The top players in this field are known for their contributions to various industries, including automotive, construction, plastics, and coatings. While the ranking can vary based on different criteria like revenue, market share, or innovation, some of the top companies in the high-performance chemical additives sector include:

1. BASF: Headquartered in Germany, BASF is one of the largest chemical producers in the world and has a significant portfolio in high-performance additives. Their additives are used in a multitude of applications, including plastics, coatings, and lubricants.

2. Dow Chemical Company: Based in the United States, Dow is a major player in the chemical industry and offers a wide range of high-performance additives. Their products serve diverse markets such as plastics, coatings, and industrial applications.

3. Evonik Industries: A German company, Evonik is known for its specialty chemicals, including high-performance additives. They cater to various sectors, including automotive, paints, coatings, and construction, with a focus on sustainability and innovation.

4. Clariant: Headquartered in Switzerland, Clariant is a leading specialty chemical company with a strong presence in the high-performance additives market. They offer innovative solutions for a variety of applications, including plastics, coatings, and consumer products.

These companies are recognized for their commitment to research and development, which drives their ability to offer innovative and efficient solutions across various industries. They continually adapt to changing market needs and environmental standards, setting the bar high in the high-performance chemical additives sector.

In order to effectively contend with the formidable presence of these type of industry leaders, our strategy will be centered on the commercialization of products within niche market segments. These segments are currently underserved by existing technological solutions and exhibit a substantial unmet need that aligns with the unique value propositions our technology is poised to offer. This targeted approach will enable us to carve out a distinctive position in the market, addressing specific needs that have not been adequately met by current industry offerings.

Company Management and Employees

Senior Management

At the present time, the individuals below are actively involved in the management of the Company.

(i) Robert Gardiner, President and CEO whose key responsibilities are making major corporate decisions, managing the overall operations of our company, creating and implementing strategies to grow the business and communicating between the corporate operations.

(ii) Joshua Johnston, COO/CFO/Treasurer/Secretary whose key responsibilities are overseeing our company’s financial condition and capital structure, presenting and reporting financial information, and implementing the company’s financial forecasting, and overseeing the manufacturing and product development activities.

Employees

As of the date of this filing, our Company has no employees. The Company is being operated by our two officers, who are not currently receiving a salary. Our Company believes that its relationship with its employees is good. Over the next couple years, we are planning to recruit more high-qualified candidates to meet the needs to our business expansion, and we have access to a large pool of qualified candidates.

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Government Regulation

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations, beyond those specific to certain products described elsewhere in this document. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

Intellectual Property

We do not currently directly hold rights to any intellectual property, but our licensors have certain patent applications, trade secrets and know-how that we have exclusive rights to commercialize. We plan to file additional patent applications jointly with our licensors in the future as applicable. We have filed a trademark for Breakthrough Chemistry and intend to trademark any of our future product or service names, our Company logo and any other logo we create.

Description of Property

The Company does not own any real property such as land, buildings, physical plants or other material physical properties.

Item 2. Management’s Discussion and Analysis of Financial Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Description of Financial Condition

To date, our Company has concentrated its efforts on acquiring and licensing cutting-edge chemical technologies to build a comprehensive and robust technology portfolio. Reflecting this strategic focus, our financial performance over the past three years has been characterized by limited revenue generation and relatively low expenditure levels. This financial pattern is primarily due to our strategic decision to invest primarily in core technology licenses, a process predominantly financed through the issuance of Preferred Stock to the technology licensors. The infusion of capital from this offering will mark a pivotal shift in our business model, enabling us to move beyond the development phase and into the realm of commercialization. This transition is critical for realizing the potential of our technological innovations and translating them into tangible, marketable products that meet the evolving needs of our target industries.

Results of Operations

Years Ended March 31, 2024 Compared to Year Ended March 31, 2023

Revenue

We have generated $18,915 in revenue during the year ended March 31, 2024 compared to $13,821 during the year ended March 31, 2023. The increase in revenue during the year ended March 31, 2024 is a direct result of the acquisition of additional products which we introduced to he market in fiscal 2024.

Cost of Revenue

Cost of revenue in the year ended March 31, 2024 totaled $17,801 (2023 - $3,331).  The increase in cost of goods sold for the fiscal year ended March 31, 2024 was predominantly a result of the liquidation of our remaining SCARS inventory at less than cost and the addition of third party blending fees associated with production of our recently acquired product lines.

Operating Expenses

For the years ended March 31, 2024 and 2023 we had the following operating expenses:

	March 31, 2024	March 31, 2023
Operating expenses:
Professional fees	62,132	51,811
Management and consulting fees	2,250	15,546
Amortization of intangible assets	44,928	25,367
Selling, general and administrative expenses	77,303	53,086
Total operating expenses	186,613	145,810

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Total operating expenses for the year ended March 31, 2024 were $186,613 compared to total operating expenses of $145,810 for the year ended March 31, 2023. The increase in operating expenses during the year ended March 31, 2024 is predominantly the result of an increase in professional fees to $62,312 (March 31, 2024) from $51,811 (March 31, 2023) as a result of an increase to legal fees related to the filing of our registration statement on Form 1-A with the Securities and Exchange Commission; an increase in depreciation expense to $44,928 (March 31, 2024) from $25,367 (March 31, 2023) as the amortization period for certain assets acquired at the end of 2023 was the full fiscal year in fiscal 2024; an increase to $77,303 (March 31, 2024) from $53,086 (March 31, 2023) in selling, general and administrative expenses as a result of the write down of bad debt of $10,489 (March 31, 2024) with no comparable write down for March 31, 2024; research and development costs of $5,388 (March 31, 2024)  with no comparable research and development for March 31, 2023; increases in advertising and promotional costs to $3,250 (March 31, 2024) from $1,406 (March 31, 2023); impairment of intangible assets of $29,538 (March 31, 2024), an increase from $15,000 (March 31, 2023);  investor relations costs of $8,732 (March 31, 2024) as compared to $252 (March 31, 2023); offset by a decrease in general and administrative expenses to $15,229 (March 31, 2024) from $35,747 (March 31, 2023) and  a decrease to inventory impairment to $6,926 (March 31, 2024) from $16,235 (March 31, 2023).

Other Income (Expenses)

	March 31, 2024	March 31, 2023
Other Income (expense)
Gain on extinguished debt	-	556
Interest expense	(35,139)	(52,377)
Total other income (loss) net	(35,139)	(51,821)

Other expense for the years ended March 31, 2024 and 2023 totaled $35,139 and $51,821, respectively. Interest expense of $35,139 for the year ended March 31, 2024 includes amortization of debt discount of $7,222 and interest on loans of $27,917 as compared to $52,377 of interest expense in the year ended March 31, 2023 which consists of amortization of debt discount of $28,218 and interest expense of $24,160.

During the year ended March 31, 2023 other expense was offset by a gain on extinguished debt of $556 with no comparable result in the year ended March 31, 2024.

Net Loss

We had a net loss of $220,638 for the year ended March 31, 2024 compared to a net loss of $187,141 for the year ended March 31, 2023.

Statement of Cash Flows

Years Ended March 31, 2024 and 2023

The following table summarizes our cash flows for the years presented:

	For the years ended March 31,
	2024	2023

Cash provided used in operating activities	(98,903)	(90,728)
Cash provided by (used in) investing activities	—	—
Cash provided by financing activities	99,010	75,790
Increase (Decrease) In Cash	107	(14,938)
Cash At Beginning Of Year	850	15,788
Cash At End Of Year	$957	$850

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Cash used in operating activities:

Net cash used in operating activities was $98,903 for the year ended March 31, 2024 compared to net cash used in operating activities of $90,728 for the year ended March 31, 2024. Net cash used in operating activities for the year ended March 31, 2024 was primarily the result of the net loss, offset by non-cash items including non-cash interest of $7,222, amortization of intangible assets of $44,928, impairment of assets of $29,538 and impairment of inventory of $6,926, as well as changes to operating assets and liabilities, consisting of an increase to accounts receivable of $4,060, a decrease to inventory of $14,809, an increase to prepaid expenses of $1,087 and an increase to accounts payable and accrued expenses of $21,285. Net cash used in operating activities was $90,728 for the year ended March 31, 2023 and was primarily the result of the net loss, offset by non-cash items including non-cash interest of $28,217, amortization of intangible assets of $25,367, and impairment of assets of $15,000, as well as changes to operating assets and liabilities, including an increase to inventory of $4,763, an increase to prepaid expenses of $137 and an increase to accounts payable and accrued expenses of $33,285.

Cash used in investing activities:

The Company had no cash used in investing activities for the fiscal years ended March 31, 2024 and 2023.

Cash provided by financing activities:

	March 31, 2024	March 31, 2023
CASH FLOWS FROM FINANCING ACTIVITIES:
Convertible notes	-	25,000
Advances payable – related parties	71,094	27,519
Interest expense – related party, annual coupon on preferred stock	25,068	21,507
Interest expense, loan payable	2,494	1,411
Interest expense, loan payable – related party	354	353
Cash provided by (used in) financing activities	99,010	75,790

Net cash provided by financing activities during the year ended March 31, 2024 totaled $99,010 comprised of $71,094 in cash advances from related parties, accrual of coupon payments of $25,068 on certain preferred stock held by related parties, interest expenses on certain loans payable of $2,494 and interest on related party loans of $354. Net cash provided by financing activities during the year ended March 31, 2023 totaled $75,790 comprised of $25,000 in proceeds from convertible notes, $27,519 in advances from related parties, accrual of coupon payments of $21,507 on certain preferred stock held by related parties, interest expenses on certain loans payable of $1,411 and interest on related party loans of $353.

Liquidity and Capital Resources

As of March 31, 2024, the Company had $952,930 in total assets and total liabilities of $433,273. Of this, $957 was cash, $4,060 was accounts receivable, $122,096 was inventory, and $825,817 were intangible assets. As of March 31, 2023, the Company had $1,046,050 in total assets and total liabilities of $360,755. Of this, $850 was cash, $1,087 was prepaid expenses, $143,830 was inventory and $900,283 was intangible assets.

The Company is currently in the process of raising up to $10,000,000 in an offering being conducted under Regulation A . As of the date of this filing, the Company has not raised any funds pursuant to the Offering.

The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. As such, in order for us to close successfully on any potential investments we will need to either raise sufficient additional funds in the Offering or be able to borrow adequate funds.

Factors Affecting Income

At present, the income generated from our operations remains minimal, a reflection of the Company's early stage in its business lifecycle. This income primarily stems from a limited number of product trials and the sale of inventory that was initially acquired through strategic acquisitions and licensing deals. These early efforts, while not significantly contributing to our revenue stream, have been instrumental in validating our product concepts and providing valuable insights into market needs and preferences. They serve as a foundational step in our journey towards larger-scale commercialization and market penetration.

Looking ahead, our Company is poised for a significant transformation in its financial trajectory, thanks to our strategic plan to commercialize our innovative technology platforms. We are targeting diverse and lucrative industries such as odor control, fire protection, and mobile device screen protection - sectors that not only have a substantial market demand but also present opportunities for technological innovation and differentiation. By tapping into these industries, we aim to unlock new revenue streams and drive substantial profits. Our focus will be on leveraging the unique aspects of our technology to meet specific market needs, thereby creating a competitive edge in these sectors.

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The potential for profit generation in these areas is substantial. Odor control technology, for instance, has applications ranging from household products to industrial waste management, presenting a wide market scope. Fire protection technology, on the other hand, is critical in various sectors including construction, manufacturing, and consumer goods, offering opportunities for both B2B and B2C engagement. Similarly, the market for mobile device screen protection is continuously expanding, driven by the global increase in smartphone usage and the consumer's growing interest in protecting their investments. Our company’s innovative solutions in these areas are expected to resonate well with the market, driving significant sales and profitability. This shift from minimal operational income to significant profit generation will mark a pivotal phase in our company's growth and development.

Material Changes in Sales or Revenues

The income statements of our company accurately mirror its early stage, with working capital predominantly sourced through shareholder advances. However, a notable transformation in our financial structure was observed in the fiscal year 2023, primarily attributed to the acquisition of three major technology licenses. These licenses form the cornerstone of our newly established technology platforms and are pivotal to our anticipated future profitability. The acquisitions not only augmented our inventory with essential raw materials but also led to the creation of substantial intangible assets. The funding for these acquisitions was primarily secured through the issuance of Series D Preferred Stock, supplemented by a portion of cash.

Specifically, the technology license for our fire safety technology contributed an intangible asset valued at $500,000 to our balance sheet. Additionally, two strategic acquisitions, one for SiO2 coatings and the other for halogen coatings, collectively resulted in intangible assets amounting to $396,113. These assets, integral to our technology portfolio, are currently being amortized over a 20-year period, reflecting our long-term commitment to and confidence in the value they bring to our company. This strategic investment in intellectual property underlines our dedication to fostering innovative technologies and our focus on long-term growth and profitability.

Capital Commitments

The Company currently holds no substantial commitments regarding capital expenditures. This indicates that, at present, there are no significant financial obligations tied to the acquisition of assets or large-scale investments.

However, this situation is likely to change following the conclusion of the fundraising efforts. It is anticipated that the company will engage in certain capital investments, such as manufacturing and R&D capabilities, once the fundraising is successfully completed. This will mark a new phase of financial planning and asset development for the Company.

Plan of Operations for Non-Revenue-Generating

The primary use of the capital over the next 12 months will be to establish and scale up manufacturing capabilities. This is a critical step in commercializing our technology, as it will enable us to produce at a volume necessary to meet market demand. Additionally, the funding will be allocated towards obtaining necessary performance testing, certifications, and regulatory approvals, which are crucial for market entry, especially in industries that are heavily regulated. This process will ensure that our products not only meet the highest standards of quality and safety but also comply with industry-specific regulations. Furthermore, a portion of the capital will be dedicated to strengthening our supply chain and logistics framework, ensuring that we can deliver our products efficiently and reliably to our customers.

Finally, a significant portion of the raised capital will be invested in marketing and sales efforts. Building brand awareness and establishing a market presence are essential for the successful launch of our products. We plan to implement a comprehensive marketing strategy that includes digital marketing, industry events, and strategic partnerships. Sales efforts will be focused on both direct-to-consumer channels and building relationships with distributors and retailers, which are key to accessing broader markets. This dual approach will allow us to not only reach our end-users directly but also tap into established distribution networks, thereby maximizing our market reach. In summary, the capital from this offering will be the catalyst that transforms our extensive intellectual property portfolio into a suite of commercially viable products, setting the stage for revenue growth and long-term success in the market. We do not believe it will be necessary to raise additional funds within the next six months to implement this strategic plan.

Impact of Trends on Capital Requirements

Currently, the sales figures presented in the financial statements are relatively low. This minimal sales performance, however, does not fully reflect the company's ongoing efforts in business development. The team has been actively involved in various initiatives aimed at expanding the company's reach and enhancing its market presence. These efforts, though not immediately apparent in current financial outcomes, are laying the groundwork for future growth and revenue generation.

On a promising note, the Company has recently entered into a distribution agreement with a firm specializing in odor remediation and another for food security. These partnerships are expected to yield positive financial results in upcoming periods, especially with planned investments in sales and marketing strategies. Additionally, there are multiple potential distribution opportunities being explored in other markets, such as food preservation and adult incontinence. These markets are showing encouraging trends, driven by factors such as the aging population fueling the adult incontinence market and increasing concerns over food shortages. These industry dynamics present significant opportunities for growth and are aligned with the Company's strategic direction.

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The Company's investigations and conversations about pricing so far indicate that in our intended markets, there is sufficient flexibility in how much customers are willing to pay for our added benefits. This suggests that we can achieve profitability at our current cost projections.

Item 3. Directors and Officers

The following tables list the current Directors, Officers and Significant Employees of the Company. Significant Employees that are not Officers or Directors are those employees whose decisions and activities are expected to have a material impact on the Company’s performance.

Executive Officers and Significant Employees

Name	Position	Age	Term of Office(1)
Robert Gardiner	President and CEO	69	05/01/2020 to present
			COO/CFO – 01/17/2023 to present
Joshua Johnston	COO/CFO/Treasurer/Secretary	49	Treasurer/Secretary – 03/01/2024 to present

Directors

Name	Position	Age	Term of Office(1)
Mark Suchy	Director	62	05/01/2020 to present
Simon Johnston	Director	77	03/01/2024 to present
Joshua Johnston	Director	49	01/17/2023 to present
Robert Gardiner	Director	69	05/01/2020 to present

(1) Our officers and directors serve in their capacities until such time as a successor is elected or their resignation.

 Robert Gardiner: President and Chief Executive Officer, Director

Family Relationship to Company: N/A

Background:

Bob Gardiner is a seasoned professional with over 30 years’ experience in business development, operations, marketing, and distribution. He has been personally responsible and involved in several start-ups in its development and ultimately the buyouts in several Canadian corporations. He has worked in alliance with a major Investment bank to access and evaluate potential acquisitions for clients. Bob has also worked with Danone Group (a multinational corporation listed on Euronext Paris and a component of the CAC 40 stock market index) in a management position after his Company was acquired by the Fortune Global 500 Group. The Company is confident that through his vast experience and business acumen, Bob will guide and direct Megola with the similar successes he has had with his past endeavors. He understands the potential & importance that the advanced Health Product Technologies and Services opportunities that Megola is engaged in and how it will bring these products and services into several vertical markets being established. Bob also has a strong understanding of the Company’s planned acquisitions and direction and expansion of its portfolio companies and how to harness and build on their value. MEGOLA feels fortunate to have a leader of his stature and we welcome him to further build out on the management team.

Legal Proceedings:

N/A

Joshua Johnston: Chief Operating Officer and Chief Financial Officer, Director

Family Relationship to Company: Son of Simon Johnston, Director and majority owner of MedeSol Global, Inc.

Background:

Joshua is an entrepreneurial executive who brings over 20 years of experience in a wide range of finance and business functions within the consumer goods industry, having held several senior positions from VP of Operations, EVP of Global Business Development, COO and CEO, for both national and international corporations. Joshua’s authentic and data-driven approach to achieving aggressive business growth has helped companies maximize profitability, operational efficiencies, and enterprise value through capital raising and global expansions. Prior to joining Megola, Joshua was EVP of Global Business Development at Briotech Inc; the global leader of the HOCl industry. Here he facilitated partnership with communities around the globe to generate local production of reliable BrioHOClTM through their patented WHISH Systems for the disinfection, health, cosmetic, and pet care markets. As CEO of OxiScience, Joshua was brought on board to restructure the financial systems, clean up legal agreements, and drive operating efficiencies for the early-stage, fast-growing startup with a patented odor control technology. Joshua successfully negotiated and executed multiple rounds of equity investment and a convertible note, led record revenue growth and market share capture across the pet and home care industries through focused sales on Amazon and Chewy.com, and grew monthly revenues by 3x over 2 years at the company. During his tenure at HaloSource, Inc. Joshua held multiple roles including Director of Finance and VP of Operations at the innovative water technology company with three business units; Drinking Water, Recreational Water and Environmental Water. It was during his tenure here that Joshua was instrumental in complex capital market transactions including fund-raising efforts and M&A of $125 million in multiple rounds of financing comprised of $30M in private Series A, B, C, D and convertible debt, $15M Pre-IPO, and a $80M Initial Public Offering (IPO) in 2010. Joshua holds a Master of Business Administration, with a focus in Technology Management, from the University of Washington where he continues to serve as a mentor for current students.

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Legal Proceedings:

N/A

Simon Johnston, Director

Simon is a creative entrepreneur with 35 years of experience innovating in the healthcare and textile industries as both a business owner and executive. When founding SciTech dental in 1990, Simon created an economical in-line filter to address waterline microbial contamination ten years prior to its recognition as an issue by the dental industry. In 1998 he co-founded HaloSource Inc. to create potable drinking water for developing countries but left to explore novel functional polymer chemistries, focusing on infection and odor control in the medical, industrial and consumer sectors. With 7 US patents to his name, including multiple in polymer chemistry, Simon possesses extensive expertise in business development and chemistry technology licensing, both internationally and within the US. His key strengths lie in nurturing start-ups, designing commercializing strategies, and building B2B relationships, all of which serve as the cornerstone for successful partnerships. A decorated combat veteran, Simon served in the US Army from 1966-68, and holds a Bachelor of Arts from the University of Washington.

Mark Suchy, Director

Mark is a seasoned entrepreneur with 30 years’ experience in the private and public sectors with a strong understanding of business investment and finance at all levels. He has worked with business professionals producing cutting edge product lines and has led to his current position with Megola/GS Capital Blends.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation paid, with respect to years ended March 31, 2024, and 2023 for services rendered to us in all capacities, to each person who served as an executive officer of the Company.

Compensation of Executive Officers

For the Last Fiscal Year

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Robert Gardiner	President and CEO	$0	$0	$0
Joshua Johnston	COO/CFO/Treasurer/Secretary	$0	$0	$0

Total		$0	$0	$0

The Company may choose to establish an equity compensation plan for its management and other employees in the future.

Directors Compensation

We did not pay our directors any compensation for acting as a director of the Company for the fiscal years ended March 31, 2024 and 2023.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth information regarding beneficial ownership of our Common and Preferred Shares as of March 31, 2024

•	Each of our Directors and named Executive Officers;

•	All of our Directors and Executive Officers as a group;

•	Each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock or any other class of Preferred Stock, and

•	All other shareholders as a group.

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Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership before the offering is based on 291,876,881 Common Shares outstanding on March 31, 2024.

Beneficial Ownership Table 1

The beneficial ownership described in this table covers shareholders holding 5% or more of the Company’s Common Stock or Series D Preferred Shares.  The percentages are based on a total of 291,876,881 shares of Common Stock and 100,000 shares of Series D Preferred stock issued and outstanding as of March 31, 2024

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (3)	Amount and Nature of Beneficial Ownership Acquirable (2)
Series D Preferred Stock	Medesol Global Inc., Directors and shareholders Simon Johnston, Joshua Johnston, Jeff Williams, Frank Yao	45,000	45%	Shareholder’s Series D Preferred Shares may convert into 450,000,000 shares of common stock
Series D Preferred Stock	GS Capital Blends LLC, Mark Suchy and Joel Gardner managing partners	50,000	50%	Shareholder’s Series D Preferred Shares may convert into 500,000,000 shares of common stock
Common Stock	Daniel Graveline	15,277,777	5.2%	No additional rights to acquire ownership beyond that listed
Common Stock	Red Rock Fund Corp	22,000,000	7.5%	No additional rights to acquire ownership beyond that listed

Beneficial Ownership Table 2

The beneficial ownership described in this table covers shareholders holding 5% or more of the Company’s Series A, B or C Preferred Shares. Series A, B and C do not have any material conversion rights as a result of a reverse stock split that took place in 2018.  The percentages are based on a total of 1 share of 2018 Special Series A Preferred Stock; 68 shares of Series A Preferred Stock, 6 shares of Series B Preferred Stock and 8 shares of Series C Preferred stock issued and outstanding as of March 31, 2024

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (3)		Amount and Nature of Beneficial Ownership Acquirable (2)
2018 Special Series A Preferred Stock	Rodney Nettles	1 Share	100%		No additional rights to acquire ownership beyond that listed
Series B Preferred Stock Series A Preferred Stock	Joel Gardner	1 4	16.67 5.9	% %	Shareholder’s Series A and Series B Preferred Shares collectively may convert into 104 shares of common stock
Series C Preferred Stock	Airam Capital, Inc. Managing partner, Aldo Rotondi	1	12.5%		Shareholder’s Series C Preferred Shares may convert into 83 shares of common stock
Series C Preferred Stock	Magaly Bianchini	2	25%		Shareholder’s Series B Preferred Shares may convert into 166 shares of common stock
Series C Preferred Stock	Day Family Trust, for benefit of Rowland Day	1	12.5%		Shareholder’s Series C Preferred Shares may convert into 83 shares of common stock
Series C Preferred Stock	Enrico Restivo	2	25%		Shareholder’s Series C Preferred Shares may convert into 166 shares of common stock
Series C Preferred Stock	Matteo Sacco	1	12.5%		Shareholder’s Series C Preferred Shares may convert into 83 shares of common stock
Series B Preferred Stock	Jeff Weinbrum	1	16.67%		Shareholder’s Series B Preferred Shares may convert into 83 shares of common stock
Series B Preferred Stock	Michael T. Williams	2	33.33%		Shareholder’s Series B Preferred Shares may convert into 166 shares of common stock
Series B Preferred Stock	Katherine B Colby As Trustee Of The Katherine B Colby Revocable Trust	1	16.67%		Shareholder’s Series B Preferred Shares may convert into 83 shares of common stock
Series B Preferred Stock	Michael I Colby As Trustee Of The Michael I Colby Revocable Trust	1	16.67%		Shareholder’s Series B Preferred Shares may convert into 83 shares of common stock

(1)	The addresses for the parties in this column in both beneficial ownership tables above are set forth below.

(2)	This column in both beneficial ownership tables above includes the amount of equity securities each beneficial owner has the right to acquire.

(3)	This column in both beneficial ownership tables includes the amount contained in the preceding column relative to the outstanding shares in said class.

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Rodney Nettles:	1175 HOLLYGATE LN NAPLES, FL 34103-3846 USA
Joel Gardner	257 CLARIWOOD CT CORRUNNA, ON N0N 1G0 CANADA
Airam Capital, Inc. Managing partner, Aldo Rotondi	155 NORTH FRONT ST SARNIA, ON, N7T 7V5 CANADA
Magaly Bianchini	121 RICHMOND ST W SUITE 304 TORONTO, ON M5H 2K1 CANADA
Day Family Trust, for benefit of Rowland Day	1 HAMPSHIRE CT NEWPORT BEACH, CA 92660-4933 USA
Enrico Restivo	255 CAPEL ST SARNIA, ON N7T 7R3 CANADA
Matteo Sacco	5045 ORBITOR DR SUITE 200 BLDG 10 MISSISSAUGA, ON L4W 4Y4 CANADA
Jeff Weinbrum	5045 ORBITOR DR MISSISSAUGA, ON L4W 4Y4 CANADA
Michael T. Williams	2503 W GARDNER CT TAMPA, FL 33611-4774 USA
Katherine B Colby As Trustee Of The Katherine B Colby Revocable Trust	6 GUARDHOUSE DR REDDING, CT 06896-1827 USA
Michael I Colby As Trustee Of The Michael I Colby Revocable Trust	6 GUARDHOUSE DR REDDING, CT 06896-1827 USA
RBG Wholesale, Robert Gardiner and Robert Kerr each hold a 50% interest in RBG.	3573 victoria street Camlachie, ON N0N 1E0 CANADA
Medesol Global Inc., Directors and shareholders Simon Johnston, Joshua Johnston, Jeff Williams, Frank Yao	1930 Village Center Circle #3-8137 Las Vegas, NV 89134 USA
GS Capital Blends LLC, Mark Suchy and Joel Gardner managing partners	8891 BRIGHTON LANE, #108 BONITA SPRINGS, FL 34135 USA
Daniel Graveline	2623 HAMILTON ROAD BRIGHTS GROVE, ON N0N 1C0 CANADA
Red Rock Fund Corp	ARTEMIS HOUSE 67 FORT STREET UNIT 2775 GRAND CAYMAN KY1-111 CAYMAN ISLANDS

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Item 5. Interest of Management and Others in Certain Transactions

A relatively small group of executives and directors own a large portion of the issued and outstanding shares of Megola, Inc.. Consequently, these shareholders can control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

•	Election of the Board of Directors,

•	Removal of any Director(s),

•	Removal of any Director(s),

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, a small group of executives and directors will have complete control over the Company’s management and affairs. Accordingly, their ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Related Party Transactions

During the Company’s last two fiscal years and through the date of this filing (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Disclosed are transactions, or proposed transactions, which could have a material impact on our operations, in which any directors, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. Transactions that would have a material impact on our operations are defined as those valued at the lesser of $120,000 or the average of 1% of our total assets over the last two fiscal years.

GS Capital Blends LLC

GS Capital Blends LLC is owned and controlled by Joel Gardner and Mark Suchy.

Mark Suchy is a director of the Company.

GS Captial Blends LLC has a right to convert into 500,000,000 shares of the Company’s Common Stock by nature of its ownership of 50,000 Series D Preferred Shares in the Company.

GS Capital Blends LLC holds a convertible note in the amount of $65,924 which bears no interest, is payable on demand and is convertible at $0.005 per share.

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During the fiscal year ended March 31, 2023, GS Capital Blends advanced $34,588 to the Company and was repaid a total of $7,094 for net advances payable of $27,494.

During the fiscal year ended March 31, 2024, GSCB advanced $38,823 to the Company with no repayments.

During the year the Company sold certain retail products to GSCB valued at $4,960, which payable amount was settled by a reduction to advances payable.

As at March 31, 2024 advances payable to GSCB totaled $116,781.

1863942 Ontario Corporation

Unsecured debt in the amount of $205,184 owed to 1863942 Ontario Corporation, an entity controlled by a shareholder of the Company who is also the officer and director of our former subsidiary, Megola Canada, was agreed to be acquired by the Company upon the ratification of the divestiture of Megola Canada effective March 31, 2018. Prior to the appointment of a custodian in 2018, management had agreed verbally to retire the debt payable to 1863942 Ontario Corporation by the issuance of certain shares, however, the shares were never issued. The amount was previously reflected on the balance sheets as “Due to Shareholder” and was non-interest bearing and due on demand.

On November 26, 2020, the Company and 1863942 Ontario Corporation agreed to enter into a formal written promissory note with respect to the total amount due of $205,184 and executed an unsecured convertible promissory note (the “Note”). The Note bears no interest and is convertible at any time five days after the issuance date at the election of the holder into shares of common stock at a fixed price of $0.0025 per share. The Company valued the beneficial conversion feature on the date the Note was issued at the fair market value of the Company’s common stock and recorded a day one loss totaling the full-face value of the Note ($205,184), which amount was immediately expensed.

During the year ended March 31, 2021, 1863942 Ontario Corporation converted debt in the amount of $146,250 into 58,500,000 shares of common stock pursuant to the Note.

During the year ended March 31, 2022, 1863492 Ontario Corporation returned a total of 19,500,000 of the above converted shares of common stock to treasury and the Company increased the amount of the convertible note by $48,750. There were no further payments or shares issued for debt during the years ended March 31, 2022 or March 31, 2023.

During the fiscal year ended March 31, 2024, 1863942 Ontario Corporation converted a total of $55,000 in debt into 22,000,000 shares of common stock.

At March 31, 2024 and March 31, 2023, $52,684 and $107,684 is due on the Note, respectively and is reflected on the balance sheet as Convertible Note – Related Party.

During the year ended March 31, 2024, the shareholder of 1863942 Ontario Corporation advanced $2,332 for operational expenses which is included on the balance sheet as Advances Payable – related parties.

MedeSol Global, Inc.

During the fiscal year ended March 31, 2024, MedeSol Global, Inc., a shareholder of the Company which shares officers and directors in common with the Company, paid operating expenses for the benefit of the Company totaling $31,149. At March 31, 2024 $31,149 remained outstanding and is reflected on the balance sheet as accounts payable.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of an appropriate committee of our Board of Directors. On a moving forward basis, our Board of Directors will continue to approve any related party transactions.

Item 6. Other Information

On February 29, 2024, Simon Johnston was appointed to serve on the Board of Directors, Mark Suchy resigned as Secretary and Treasurer, and Joshua Johnston was appointed to serve as Secretary and Treasurer.

On March 31, 2024, the Board of Directors resolved to discontinue the SCARS and B2D lines of business and impair the remaining unamortized intangible assets and inventory.

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Liquidnano, Inc.

On March 19, 2023, the Company entered into an Exclusive Global Supply Agreement with Liquidnano, Inc. an industry leader in Liquid Glass Screen Protection for mobile devices. These wipe-on products provide scratch, shatter, and impact resistance to all types of handheld device screens. Under the terms of the agreement, Liquidnano, Inc. (the “Distributor”) must purchase at least $725,000 USD of Product during the first twelve (12) months following execution of the Agreement, $1,495,000 USD of Product within months thirteen (13) to twenty-four (24), and $2,810,000 within months twenty-five (25) to thirty-six (36), where month one (1) starts on the first day of the calendar month immediately following the Effective Date. Volume targets beyond that will be mutually agreed upon but shall be at least $2,810,000 USD per year. If the volume target is missed, the agreement will become nonexclusive unless at least 75% of the annual minimum is achieved, in which case the exclusivity is not revoked. However, the shortfall must be made up the following year or the Agreement becomes non-exclusive. Liquidnano failed to pay two invoices for sales made in 2024 and was sent a Default Notice on December 31, 2023 which gave them 90 days to pay the outstanding invoices. The payments were not made and the Agreement was terminated on March 30, 2024. On April 23, 2024, a Customer Referral Agreement was signed with Liquidnano in which they could refer specific named customers to Megola to sell product in exchange for a commission of $5/liter and the Company also agreed to forgive the outstanding invoices after the first order is received by a referred customer.

Kane & McHenry Enterprises

On August 7th, 2024, The Company executed a Supply and Distribution Agreement with Kane & McHenry Enterprises for the non-exclusive distribution of the Company’s mobile device protection formulation. The Company expects the first shipment under this Agreement to be fulfilled before the end of August. Kane & McHenry Enterprises sells their products under their own brand names into over 5,000 wireless stores in the United States as well as other channels globally. This customer was referred to the Company as part of the Liquidnano Customer Referral Agreement.

STAT Sanitizing LLC

On August 22, 2023, the Company entered into an exclusive supply and distribution agreement with STAT Sanitizing LLC (“STAT”) whereby the Company granted STAT the exclusive rights to market and sell certain Megola products within the Territory defined as the US market for remediation services. The agreement has a term of 24 months, renewal for consecutive 12-month periods subject to STAT meeting certain minimum purchase commitments. STAT must purchase at least $500,000 USD of product during the first 12 months from August 22, 2023 and $1,000,000USD of product during the second 12 months. Should the volume targets not be met the agreement will become non-exclusive for the remaining term of the agreement. Any sales by the Company in the Territory or by STAT outside of the Territory, the Company will pay STAT a commission fee of 10% of all such sales and the sales will be included in the minimum purchase commitments. The product included in the agreement is MedeSol Cleaner Deodorizer. The agreement was amended on November 14, 2023 to change the Effective Date of the agreement to November 13, 2023 which resulted in extending the time period for achieving the minimum targets above.

On August 8, 2024, the Company signed a new Representation Agreement with STAT Sanitizing which pays a 10% commission to STAT Sanitizing for sales of the OdorSol Cleaner Deodorizer and OdorSol Portable Toilet Deodorizer. As part of executing this new agreement, the Exclusive Supply and Distribution Agreement dated November 13, 2023 was terminated by mutual agreement.

Pure Turf Solutions

On August 5, 2024, the Company executed a Memorandum of Understanding and Temporary License Agreement with Pure Turf Solutions which granted them the right to manufacture treated zeolite particles using Megola IP and sell into the odor control for artificial turf market, specifically targeting dog walking areas. The term of this MOU is for 6-months after which a Definitive Agreement will be executed if both of the Parties are satisfied with the performance. The agreement includes the purchase of the active ingredient from Megola and the initial order of 200lb was received on August 6th and is expected to ship on August 7th. The Company will also be due a royalty of 5-10% of Pure Turf sales depending on how much of the treated zeolite is incorporated into the final product format.

Jeterex LLC

On August 8, 2024, the Company executed a Memorandum of Understanding and Temporary License Agreement with Jeterex LLC which granted them the right to manufacture treated air filters for odor control use in Cannabis growing facilities. Jeterex will purchase raw materials from the Company and also pay a royalty of 5% of sales.

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Item 7. Financial Statements

MEGOLA, INC.

AUDITED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2024 AND 2023

18

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Megola, Inc.

Bonita Springs, Florida

Opinion

We have audited the financial statements of Megola, Inc., which comprise the balance sheet as of March 31, 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Megola, Inc. as of March 31, 2024, and the result of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Megola, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Megola, Inc.’s ability to continue as a going concern for period of twelve months from the date of issuance of these financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

F-2

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Megola, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Megola Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Going Concern

As discussed in Note 2, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

August 8, 2024

Los Angeles, California

F-3

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Megola, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Megola, Inc. (the Company) as of March 31, 2023, and 2022, the related statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2023, and the related notes (collectively referred to as the “Financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the

U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: 1602, Ambadeep Building, KG Marg, Connaught Place New Delhi- 110001	Contact: T: +1 (646) 387 - 2034 F: 91 79 40 370376 E: usa@pipara.com naman@pipara.com

F-4

Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are as described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

In our audit of Megola, Inc.'s financial statements, we identified a critical audit matter related to the company's acquisition of intangible assets through three distinct agreements in FY 2023. This matter is critical due to the significance of these intangible assets, specifically intellectual property and patents, to the company's financial position and results of operations.

1. First Agreement - Exclusive License/Manufacturing with GS Capital Blends LLC:

Megola, Inc. entered into an agreement with GS Capital Blends LLC for the exclusive license and manufacturing of their product line, which includes intellectual property and patent-pending formulas. To address this matter, we obtained external confirmation to validate the existence of intangible assets, the legal transfer of rights as outlined in the agreement, exclusivity, and the estimated useful life of the acquired assets determined by management.

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: 1602, Ambadeep Building, KG Marg, Connaught Place New Delhi- 110001	Contact: T: +1 (646) 387 - 2034 F: 91 79 40 370376 E: usa@pipara.com naman@pipara.com

F-5

2. Second Agreement - Sale of Business Assets with RGB Wholesale:

The company acquired a specialty coffee product line from RGB Wholesale, but before the closing of FY 2022, management assessed that no future economic benefits would accrue from these assets. Consequently, an impairment decision was made. We perform audit procedures on this matter by evaluating the impairment assessment made by management and ensuring the proper recognition of the impairment loss in accordance with accounting standards.

3. Third Agreement - Exclusive Licensing/Manufacturing with Medosol Global Inc.:

Megola, Inc. entered into two separate agreements with Medosol Global Inc., acquiring exclusive licensing and manufacturing rights for intellectual property, formulas, and patent-pending technology. To validate the accuracy of this information, we relied on confirmations received from the respective owner/awardee of intangible assets, aligning our assessment with management's amortization schedule and the value recorded using the cost method. Further details on the intangible asset valuation can be found in Note 5 of the financial statements.

Our audit procedures included confirmation with the owners/awardees of the intangible assets, verification of management's assessment and amortization period, and comprehensive valuation procedures. This critical audit matter emphasizes the importance of these intangible assets to Megola, Inc.'s financial statements and the thoroughness of our audit procedures to ensure the accuracy and reliability of the reported information.

For, Pipara & Co LLP (6841)

We have served as the Company’s auditor since 2022

Place: Ahmedabad, India

Date: April 12, 2024

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: 1602, Ambadeep Building, KG Marg, Connaught Place New Delhi- 110001	Contact: T: +1 (646) 387 - 2034 F: 91 79 40 370376 E: usa@pipara.com naman@pipara.com

F-6

Megola, Inc.

Balance Sheets

	March 31, 2024	March 31, 2023

ASSETS
Current Assets
Cash and cash equivalents	$957	$850
Accounts receivable	4,060	-
Prepaid expenses	-	1,087
Inventory	122,096	143,830
Total Current Assets	127,113	145,767
Intangible Assets, net of amortization of $44,928 and $25,367	825,817	900,283
Total Assets	$952,930	$1,046,050

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$57,155	$33,285
Advances Payable – related parties	153,947	82,943
Loan Payable – related party	6,988	6,634
Coupon interest payable – related party	46,575	21,507
Convertible Notes (Note 6)	50,000	42,778
Convertible Note – related party (Note 7)	118,608	173,608
Total Current Liabilities	433,273	360,755
Total Liabilities	$433,273	$360,755

Stockholders’ Equity
Common Stock – authorized 3,000,000,000 shares, $0.001 par value, 291,876,881 and 269,876,881 shares of common stock issued and outstanding as of March 31, 2024 and 2023, respectively	291,877	269,877
2018 Special Series A Preferred Shares – authorized 1 share of $0.001 par value, 1 share issued and outstanding as of March 31, 2024 and 2023	—	—
Series A Preferred Shares – authorized 200 shares, $0.001 par value, 68 and 70 shares issued and outstanding as of March 31, 2024, and 2022	—	—
Series B Preferred Shares – 100 authorized shares $0.001 par value, 6 shares issued and outstanding as of March 31, 2024 and 2023	—	—
Series C Preferred Shares – 100 authorized shares, $0.001 par value, 8 shares issued and outstanding as of March 31, 2024 and 2023	—	—
Series D Preferred Shares – 5,000,000 authorized shares, $10.00 par value, 100,000 and 0 shares issued and outstanding as of March 31, 2024, and 2023	1,000,000	1,000,000
Series E Preferred Shares – 5,000,000 authorized shares, $5.00 par value, 0 shares issued and outstanding as of March 31, 2024, and 2023	—	—
Series F Preferred Shares – 25,000,000 authorized shares, $1.00 par value, 0 and 40,000 shares issued and outstanding as of March 31, 2024, and 2023	—	—
Series G Preferred Shares – 10,000,000 authorized shares, $1.00 par value, 0 shares issued and outstanding as of March 31, 2024, and 2023	—	—
Additional Paid in Capital	499,961	466,961
Accumulated Deficit	(1,272,181)	(1,051,543)
Total Stockholders’ Equity	519,657	685,295
Total Liabilities and Stockholders’ Equity	$952,930	$1,046,050

The accompanying notes are an integral part of these audited financial statements.

F-7

Megola, Inc.

Statements of Operations

	For the years ended March 31,
	2024	2023
Sales	$18,915	$13,821
Cost of Goods Sold	17,801	3,331
Gross Profit	1,114	10,490

Operating expenses:
Professional fees	62,132	51,811
Management and consulting fees	2,250	15,546
Amortization of intangible assets	44,928	25,367
Selling, general and administrative expenses	77,303	53,086
Total operating expenses	186,613	145,810

Loss from operations	(185,499)	(135,320)

Other Income (expense)
Gain on extinguished debt	-	556
Interest expense	(35,139)	(52,377)
Total other income (loss) net	(35,139)	(51,821)

Net loss	$(220,638)	$(187,141)

Net loss per common share
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares
Basic and diluted	282,379,614	253,867,945

The accompanying notes are an integral part of these audited financial statements.

F-8

Megola, Inc.

Statement of Stockholders’ Equity

	Preferred Stock (1)	Special 2018 Preferred Stock (2)	Common Stock		Additional Paid-in	Accumulated	Shareholders Equity
	Amount	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance March 31, 2022	$40,000	$—	235,095,560	$235,095	$384,933	$(864,402)	$(204,374)
Issuance of Series F Preferred	15,000	—	—	—	—	—	15,000
Convert to common stock	(55,000)	—	19,503,544	19,504	45,362	—	9,866
Debt converted to common stock	—	—	15,277,777	15,278	36,666	—	51,944
Issuance of Series D Preferred	1,000,000	—	—	—	—	—	1,000,000
Net loss	—	—	—	—	—	(187,141)	(187,141)
Balance March 31, 2023	$1,000,000	$—	269,876,881	$269,877	$466,961	$(1,051,543)	$685,295
Debt converted to common stock	—	—	22,000,000	22,000	33,000	—	55,000
Net loss	—	—	—	—	—	(220,638)	(220,638)
Balance March 31, 2024	$1,000,000	$—	291,876,881	$291,877	$499,961	$(1,272,181)	$519,657

(1)

	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Preferred Series E		Preferred Series F		Preferred Series G
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance March 31, 2022	68	—	6	—	8	—	—	—	—	—	40,000	40,000	—	—
Issuance of Series F	—	—	—	—	—	—	—	—	—	—	15,000	15,000	—	—
Conversion of Series F to Common	—	—	—	—	—	—	—	—	—	—	(55,000)	(55,000)	—	—
Issuance of Series D	—	—	—	—	—	—	125,000	1,250,000	—	—	—	—	—	—
Cancellation of Series D	—	—	—	—	—	—	(25,000)	(250,000)	—	—	—	—	—	—
Balance, March 31, 2023	68	$—	6	$—	—	$—	100,000	$1,000,000	—	$—	—	$—	—	$—
Balance March 31, 2024	68	$—	6	$—	—	$—	100,000	$1,000,000	—	$—	—	$—	—	$—

(2)

	Special 2018 Series A Preferred
	Shares	Amount
Balance, March 31, 2022	1	$—
Balance, March 31, 2023	1	—
Balance, March 31, 2024	1	$—

The accompanying notes are an integral part of these audited financial statements.

F-9

Megola, Inc.

Statements of Cash Flows

	For the years ended March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(220,638)	$(187,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on extinguished debt	-	(556)
Impairment of inventory	6,926	-
Impairment of intangible assets	29,538	15,000
Amortization of intangible assets	44,928	25,367
Non-cash interest	7,222	28,217
Changes in operating assets and liabilities
Accounts receivable	(4,060)	-
Inventory	14,809	(4,763)
Prepaid Expenses	1,087	(137)
Accounts payable and accrued expenses	21,285	33,285
Cash used in operating activities	(98,903)	(90,728)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash provided by (used in) investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Convertible notes	-	25,000
Advances payable – related parties	71,094	27,519
Interest expense – related party, annual coupon on preferred stock	25,068	21,507
Interest expense, loan payable	2,494	1,411
Interest expense, loan payable – related party	354	353
Cash provided by financing activities	99,010	75,790

INCREASE (DECREASE) IN CASH	107	(14,938)
CASH AT BEGINNING OF YEAR	850	15,788
CASH AT END OF YEAR	$957	$850

Supplemental Disclosure of Cash Flow Information
Series D Preferred Stock issued under asset purchase agreements	$-	$1,000,000
Liability from stock settled debt	$-	$25,000
Shares issued to settle principal of convertible note and stock settle-debt	$55,000	$50,000
Shares issued to settle unpaid interest under convertible note	$-	$2,500
Series D Preferred Stock issued to acquire inventory	$-	$91,744

The accompanying notes are an integral part of these audited financial statements.

F-10

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 1 - NATURE OF OPERATIONS

Description of Business:

Historical Information:

Megola, Inc. ("Megola" or "the Company") was incorporated in the State of Nevada under the name SuperiorClean, Inc. on March 29, 2001 to franchise and support third party carpet cleaning operations.

On September 25, 2003, the Company changed its name to Megola, Inc. pursuant to an acquisition agreement with Megola, Inc., an Ontario company (“Megola Canada”). On November 26, 2003, the Company and Megola Canada completed the agreement by way of a reverse acquisition. Megola Canada was formed to sell physical water treatment devices to a wide range of end-users in the United States, Canada and internationally under a license granted by Megola GmbH in Germany. Megola operated up until March 2016 when it no longer had the financial resources to continue to meet its ongoing obligations in the normal course and was subsequently struck in the State of Nevada.

The Company was reinstated on May 9, 2019 and on May 17, 2018, the 8th District Court for Clark County, Nevada, entered an Order granting the application for custodianship of Megola, Inc. to International Venture Society, LLC.

On September 24, 2018, Mr. William Eric Ottens paid $50,000 to the then controlling shareholder for 1 share of Special 2018 Series A Preferred Shares. This effected a change of control, and Mr. Ottens became the sole officer and director of the Company.

Current Information:

On September 25, 2018, the Company entered into a formal agreement to ratify the divestiture of the shares of our former controlled subsidiary, Megola Canada, in agreement with 1863942 Ontario Corporation, an entity controlled by the officer and director of Megola Canada who is also a shareholder of the Company. Under the terms of the agreement, the Company transferred the shares of Megola Canada to 1863942 Ontario Corporation and assumed certain debts incurred in prior periods in the amount of $205,184 which were paid by 1863942 Ontario Corporation.

On December 24, 2018, effective February 13, 2019, the Custodianship of Megola, Inc. in the State of Nevada was discharged.

On January 25, 2020, the Board of Directors of the Company and the majority shareholder of the Company approved an Amendment to the Articles of Incorporation whereby the Company designated a series of Preferred Shares, being Series D, E, F and G. Concurrently they approved the cancellation of the 2018 Special Series B and D shares of preferred stock upon their return to treasury. Further the Company received and approved the consents of Mr. Rodney Nettles and Mr. Bob Gardiner to serve as members of the Board of Directors of the Company, such action to take place upon the Company filing all required reports with OTCMarkets. The aforementioned Certificate of Amendment was filed with the State of Nevada on February 28, 2020.

On January 30, 2020, Mr. Ottens entered into an agreement with Mr. Rodney Nettles, whereunder he agreed to sell his 1 share of 2018 Special Series A Preferred Stock for cash consideration of $50,000. Further to this agreement, certain shareholders holding the 2018 Special Series B and the 2018 Special Series D Preferred stock agreed to cancellation of their shares for cumulative cash consideration of $15,000 from Mr. Nettles upon closing of the sale of the 2018 Special Series A Preferred Stock, all of which transactions are dependent upon the filing of all reports required with OTC Markets. The transactions contemplated by this agreement closed during the period covered by this report.

On May 21, 2020, Mr. William Eric Ottens resigned as the sole officer and director of the Company, and concurrently, Mr. Robert Gardiner was appointed President and a director and Mr. Rodney Nettles was appointed Secretary/Treasurer and a director. As at the date of this report Mr. Ottens continues to be the controlling shareholder of the Company.

F-11

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 1 - NATURE OF OPERATIONS (Continued)

Description of Business (Continued):

Current Information (Cont’d):

On August 24, 2020, the Board of Directors of the Company appointed Mr. Mark Suchy and Mr. Samuel Chiang to the Board of Directors of the Company.

On October 8, 2020, the Company entered into a definitive contract for the purchase and sale of certain business assets with Scar Capital LLC, whereby the Company acquired intellectual property and patents pending to a deodorizing sanitizing ozone unit known as “The Stink Genie” (“Genie”), as well as inventory on hand. Under the terms of the contract, the Company was required to pay $70,000 for the inventory and intellectual property related to Genie and to issue20,000 shares of Series F Convertible Preferred Stock at $1 per share for a total of $20,000. During the period ended December 31, 2020, the Company sold sufficient inventory and allocated all of the proceeds to fund the required payment of $70,000, and on December 10, 2020, the Company issued 20,000 shares of Series F Convertible Preferred stock.

On October 8, 2020, the Company entered into a definitive contract for the purchase and sale of business assets with Balance2day LLC (“B2D”). Under the terms of the agreement B2D sold to the Company certain inventory on hand owned by B2D for the cash purchase price of $20,000 due and payable by March 31, 2021 and the issuance of 20,000 shares of Series F Preferred stock valued at $1.00 per share. B2D is a company producing and selling a line of hemp extract products designed for athletes and individuals leading an active lifestyle. The products are THC free and legal in all 50 states. During the period ended December 31, 2020, the Company sold sufficient inventory and allocated all of the proceeds to fund the required payment of $20,000 and on December 10, 2020, the Company issued 20,000 shares of Series F Convertible Preferred stock.

On October 13, 2020, the share acquisition between Rodney Nettles and William Eric Ottens was finalized and 1 share of Special Series A Preferred stock was transferred to Mr. Nettles, thus effecting a change in control of the Company. Concurrently, a total of 10,000,000 shares of 2018 Special Series B Preferred stock were returned to the Company and canceled. On November 24, 2020 the holder of 20,000,000 shares of 2018 Special Series D Preferred Stock also returned their shares for cancelation. The impact of the return and cancelation of the 10,000,000 2018 Special Series B and 20,000,000 Special Series D Preferred stock was retroactively applied as at September 30, 2020.

On October 19, 2020, Mr. Paul Cohen and Mr. John MacLeod were appointed to the Advisory Board of the Company.

On July 19, 2021, two shareholders holding shares of Series A Preferred stock converted 1 share each and received 250 shares of common stock each increasing the issued and outstanding common stock of the Company by 500 shares.

During the year ended March 31, 2022, 1863942 Ontario Corp. returned a total of 19,500,000 shares of the Company’s common stock to treasury for cancellation that had previously been issued in settlement of a portion of their convertible note with the Company, thus increasing the amount of the convertible note by $48,750.

The Company exited from shell status in October 2020 concurrent with the acquisition of certain assets and the commencement of sales of the acquired products as part of our ongoing operations. The Company is currently transitioning the e-commerce sites and sourcing new merchant account providers while continuing to sell products existing products.

The Company exited from shell status in October 2020 concurrent with the acquisition of certain assets and the commencement of sales of the acquired products as part of our ongoing operations. The Company is currently transitioning the e-commerce sites and sourcing new merchant account providers while continuing to sell products existing products.

On February 22, 2022, Megola entered into an agreement with RGB Wholesale whereby Megola has been granted a license to access certain branding, label and supply agreements for various Specialty Coffee Product lines, for $15,000 by way of the issuance of 15,000 shares of the Company’s Series F Preferred stock, par value $1.00 per share. The shares were issued on May 24, 2022, and valued at cost, and the Company capitalized the value of the supply agreement and licensing rights. Subsequently on March 31, 2023 the Company determined to fully impair this asset due to a delay in initiating operations under the acquired license.

F-12

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 1 - NATURE OF OPERATIONS (Continued)

Description of Business (Continued):

Current Information (Cont’d):

On March 11, 2022, Megola entered into an agreement with Medesol Global Inc, (“Medesol”) whereby Megola has been granted a license and exclusive marketing rights to Sio2 Proteksol Coatings in consideration of $15,000, payable by way of the issuance of 15,000 shares of the Company’s Series F Preferred stock, par value $1.00 per share.

The shares were issued on May 24, 2022, and valued at fair market value using the if converted method, and the Company capitalized the value of the License and Marketing rights. On September 19, 2022, we entered into an asset acquisition agreement with Medesol whereunder we acquired certain additional product lines, inventory, manufacturing rights and other assets for the issuance of 25,000 shares of the Series D Preferred stock, par value $10 per share, and the concurrent cancelation of the 15,000 Series F Preferred shares previously issued in May 2022. The 25,000 shares of Series D Preferred stock were issued on December 27, 2022, completing the terms of the asset acquisition agreement and were valued at $250,000. Acquired inventory was valued at $52,743 with the remaining value attributed to intangible assets in the amount of $197,257.

On March 22, 2022, the Board of Directors of the Company appointed Mark Pacchini, Simon Johnston, Prof. Jeffrey F. Williams Ph.D., and Bruce Johnston to company Advisory Board positions.

On March 28, 2022, Megola announced that it had entered into a letter of intent with GS Capital Blends LLC, a company with officers, directors and shareholders in common, regarding the Purchase and License of Intellectual Property, Product Lines, Manufacturing and Other Specified Assets of GS Capital Blends LLC. On May 24, 2022, we issued a total of 75,000 Series D Preferred shares (the “Acquisition shares”), par value $10 per share in respect to the aforementioned agreement. We valued the transaction at cost on the acquisition date and capitalized the intellectual property as intangible assets. Subsequently we entered into an amendment to the original agreement (the “Amendment”) reducing the number of acquisition shares to 50,000, extending the terms of a lock-up provision (the “Lock-up”) with respect to the conversion of the Acquisition shares to December 31, 2024, and granting GS Capital Blends a coupon of 5% on the par value of the Acquisition shares, or $500,000 through termination of the Lock-up. Under the terms of the Amendment, the 25,000 shares of Series D Preferred stock were deemed canceled and returned to treasury retroactive to the original agreement date, or May 24, 2022.

On January 3, 2023, Samuel Chiang resigned as a director and Rodney Nettles resigned as director, secretary and treasurer. Mark Suchy, director, was appointed to serve as secretary and treasurer. Mr. Nettles continues to be the Company’s controlling shareholder.

On January 3, 2023, the Company appointed Joshua Johnston to serve as COO, CFO and serve on the Board of Directors of the Company. Joshua brings two decades of experience building and launching brands and products in the consumer goods industry, as well as a solid background in operations leadership and complex capital market transactions including M&A and IPOs. His authentic and data-driven approach to achieving aggressive business growth has also benefited his companies in the areas of capital raising and global expansion. Joshua holds a Master of Business Administration, with a focus in Technology Management, from the University of Washington where he continues to serve as a mentor for current students.

On February 3, 2023, the Company closed a Definitive Contract for the Exclusive License/Manufacturing of certain MedeSol Global Inc. product lines for a cash payment of $25,000, paid in November 2022, and the issuance of 25,000 shares of the Company’s Series D Preferred stock, par value $10 per share. We valued the transaction at $275,000 including cash consideration on the acquisition date and capitalized $76,144 with respect to acquired inventory and allocated $198,856 to intangible assets.

On February 29, 2024, Simon Johnston was appointed to serve on the Board of Directors, Mark Suchy resigned as Secretary and Treasurer, and Joshua Johnston was appointed to serve as Secretary and Treasurer.

On March 31, 2024, the Board of Directors resolved to discontinue the SCARS and B2D lines of business and impair the remaining unamortized intangible assets and inventory.

F-13

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 2 – GOING CONCERN

The Company has $957 cash on hand, product inventory valued at $122,096 and accounts receivable of $4,060 for total current assets of $127,113 and current liabilities of $433,273 on March 31, 2024, and we have incurred operating losses to date. While sales have commenced with respect to acquired inventory and product licenses, funds generated from these sales were not sufficient to pay debt and fund ongoing operations.

The Company’s operations have been funded to date by management and shareholders, save for the acquisition costs to purchase certain assets, licensing and intellectual property rights which were partially funded from the sales of acquired product inventory and through the issuance of shares of the Company’s preferred stock. The Company expects this funding to continue until such time as it can acquire a profitable operating business or undertake a financing. There can be no assurance that the Company will continue to receive this funding from management or shareholders, will be able to generate sufficient revenue from sales of products or that the funding received or generated will be sufficient to pay for its ongoing operations. Management’s plans for the continuation of the Company as a going concern includes successful operation of its recently acquired assets in order to attain profitable operations, the development of a commercially viable business, and financing of the Company’s operations through sale of its common stock, as well as shareholder and management advances until such time as it has established profitable operations.

NOTE 3 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with generally accepted accounting principles (US GAAP).  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature.

Fiscal Year-End

The Company has selected March 31 as its fiscal year-end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Intangible Assets

Intangible assets reflect the purchase price of various intangible assets including intellectual property rights to various commercial products and process technology, patents, other rights and licensing agreements acquired. The Company has implemented the Business Combinations Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. Intangible assets acquired are amortized over their useful life, which the Company has determined to be twenty (20) years. The Company expenses costs to maintain or extend intangible assets as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company recorded impairment of $29,538 and $15,000 with respect to certain intangible assets at March 31, 2024 and 2023, respectively.

F-14

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company follows the fair value measurement rules, which provide guidance on the use of fair value in accounting and disclosure for assets and liabilities when such accounting and disclosure is called for by other accounting literature. These rules establish a fair value hierarchy for inputs to be used to measure fair value of financial assets and liabilities. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 (highest priority), Level 2, and Level 3 (lowest priority).

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the balance sheet date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Inputs are unobservable and reflect the Company’s assumptions as to what market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.

Investments are reflected in the accompanying financial statements at fair value. The carrying amount of receivables and accounts payable and accrued expenses approximates fair value due to the short-term nature of those instruments. The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts

Fair Value of Financial Instruments (Continued)

of lease receivables, accounts payable, and accrued liabilities approximate fair value given their short-term nature or effective interest rates, which constitutes level three inputs.

Basic and Diluted Loss Per Share

In accordance with ASC Topic 260 – "Earnings Per Share," the basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock had been issued and if the additional shares of common stock were dilutive.

Potential common stock consists of the incremental common stock issuable upon the exercise of common stock warrants (using the if-converted method), convertible notes, classes of shares with conversion features, stock awards and stock options. The computation of loss per share for the comparative periods excludes potentially dilutive securities of underlying preferred shares if their inclusion would be antidilutive. During the years ended March 31, 2024 and 2023 the Company recorded net losses and therefore, inclusion of potentially dilutive securities would be antidilutive and are excluded from the statement of profit and loss. The table below reflects the potentially dilutive securities at fiscal year ended March 31, 2024 and 2023.

	March 31, 2024	March 31, 2023
Series A Preferred Stock	350	350
Series B Preferred Stock	495	495
Series C Preferred Stock	660	660
Series D Preferred Stock	1,000,000,000	750,000,000
Convertible Notes	58,531,124	43,054,934
Total	1,058,532,629	1,043,056,439

F-15

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company applies ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the earnings process is complete and persuasive evidence of an arrangement exists. This generally occurs when a purchased product has been shipped to a customer from our fulfilment center at which time both title and the risks and rewards of ownership are transferred to and accepted by the customer, and the selling price has been collected.

Inventory

Inventories, which consist of finished, saleable goods, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method and is adjusted to actual cost quarterly based on a physical count. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. We also hold raw materials in inventory which are valued at cost. During the fiscal years ended March 31, 2024 and 2023, the Company recorded $6,926 and $0 of impairment to inventory.

Warranty

We do not record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the applicable limited warranty as all component parts are covered by our respective industry suppliers. We hold on hand sufficient replacement units for customer product replacement should the need arise in order to meet expected customer service terms. While we offer a return policy which includes a 30-day money back guarantee, in the most recent two years of product sales there have been no product returns and therefore we have not recorded a liability for any warranty obligations. We assess the need for warranty and return liabilities at each report date.

Advertising Costs

The Company expenses advertising costs as incurred or the first time the advertising takes place, whichever is earlier, in accordance with ASC 720-35. There were no advertising costs incurred during the fiscal years ended March 31, 2024, and 2023.

Research and Development Costs

The Company charges research and development costs to expense when incurred in accordance with FASB ASC 730, "Research and Development". Research and development costs during the fiscal years ended March 31, 2024, and 2023 were $5,388 and nil, respectively.

Stock Settled Debt

In certain instances, the Company will issue convertible notes which contain a provision in which the price of the conversion feature is priced at a fixed discount to the trading price of the Company’s common shares as traded on the over-the-counter market.  In these instances, the Company records a liability, in addition to the principal amount of the convertible note, as stock-settled debt for the fixed value transferred to the convertible note holder from the fixed discount conversion feature.  As of March 31, 2024 and March 31, 2023, the Company had recorded within Convertible Notes, net of discount, $25,000 and $25,000 for the value of the stock settled debt for certain convertible notes (see Note 6).

F-16

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 4 – SUMMARY OF ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are recognized in accordance with ASC 740, “Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 5 – ASSET ACQUISITIONS and INTANGIBLE ASSETS

Intellectual Property and Technology from GS Capital Blends LLC

On March 28, 2022, Megola announced that it had entered into a letter of intent with GS Capital Blends LLC, a company with officers, directors and shareholders in common, regarding the Purchase and License of Intellectual Property, Product Lines, Manufacturing and Other Specified Assets of GS Capital Blends LLC. On May 24, 2022, we issued a total of 75,000 Series D Preferred shares (the “Acquisition shares”), par value $10 per share in respect to the aforementioned agreement. We valued the transaction at cost on the acquisition date and capitalized the intellectual property as intangible assets. Subsequently we entered into an amendment to the original agreement (the “Amendment”) reducing the number of acquisition shares to 50,000, extending the terms of a lock-up provision (the “Lock-up”) with respect to the conversion of the Acquisition shares to December 31, 2024, and granting GS Capital Blends a coupon of 5% on the par value of the Acquisition shares, or $500,000 through termination of the Lock-up. Under the terms of the Amendment, the 25,000 shares of Series D Preferred stock were deemed canceled and returned to treasury retroactive to the original agreement date, or May 24, 2022. We valued the transaction at cost on the acquisition date and capitalized $500,000 as intangible assets.

Intellectual Property and Technology from RBG Wholesale

On May 24, 2022, Megola closed a Contract for the Purchase and Sale of Business Assets from RBG Wholesale with RBG Wholesale (“RBG”), a company with officers, directors and shareholders in common by way of the issuance of 15,000 shares of the Company’s Series F Preferred stock, par value $1.00 per share. The Company has been granted a license to access certain branding, label and supply agreements for various Specialty Coffee Product lines. We valued the transaction at cost on the acquisition date and capitalized $15,000 as intangible assets.

Intellectual Property and Technology from MedeSol Global

On May 24, 2022, Megola closed a Purchase and Sale of Business Assets Contract with MedeSol Global Inc (“MedeSol’) and issued 15,000 shares of the Company’s Series F Preferred stock, par value $1.00 per share. Further, on December 27, 2022, the Company amended the original Purchase and Sale of Business Assets Contract with a Definitive Contract for the Exclusive License/Manufacturing of certain MedeSol Global Inc. product lines, which agreement superseded the prior agreement and closed upon issuance of 25,000 shares of the Company’s Series D Preferred stock, par value $10 per share, and the concurrent cancelation of the 15,000 shares of Series F Preferred stock issued previously. We valued the transaction on the acquisition date at $250,000 and capitalized $52,743 with respect to acquired inventory and allocated $197,257 to intangible assets.

On February 3, 2023, the Company closed a Second Definitive Contract for the Exclusive License/Manufacturing of certain MedeSol Global Inc. product lines for a cash payment of $25,000, paid in November 2022, and the issuance of 25,000 shares of the Company’s Series D Preferred stock, par value $10 per share. We valued the transaction on the acquisition date at $275,000 including the cash consideration and capitalized $76,144 with respect to acquired inventory and allocated $198,856 to intangible assets.

F-17

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 5 – ASSET ACQUISITIONS and INTANGIBLE ASSETS (Continued)

Purchase price allocation is as follows:

In Fiscal Year Ended March 31, 2023 $
Allocation:
Inventory acquired at fair market value	128,887
Intangible assets acquired	911,113
Total assets purchased	1,040,000

Consideration paid:
Series F Convertible Preferred shares, 15,000 shares issued, par value $1.00	15,000
Series D Convertible Preferred shares, 100,000 shares issued, par value $10.00	1,000,000
Cash paid	25,000
Total	1,040,000

Intangible assets are amortized over their useful life, determined to be twenty (20) years, as set out below:

Capitalized value, Intangible Assets
Open, March 31, 2022	$29,538
Additions:
Intangible assets acquired	911,113
Impairment	(15,000)
Amortization	(25,367)
Balance, March 31, 2023	$900,283
Impairment	(29,538)
Amortization	(44,928)
Balance, March 31, 2024	$825,817

NOTE 6 – CONVERTIBLE NOTE

(1)              On December 15, 2021, the Company executed a Convertible Promissory Note (the “CPN”) with a third party who provided a loan in the amount of $25,000. The CPN was for a six month term, bearing interest at 15% per annum and was convertible into shares of common stock of the Company based on the following: Upon Maturity, the Company shall pay the entire $25,000 principal, plus any accrued and unpaid interest, back to the Lender, or at any time from the original date of the CPN the Lender may choose to convert the unpaid balance of the CPN, and any accrued interest thereon, into shares of the Company’s Common Stock at a fifty percent (50%) discount off of the lowest volume weighted average price ( “VWAP”) price for the Company’s common stock during the Ten (10) trading days immediately preceding conversion date, as reported by Quote stream.

Effective December 15, 2021, the date of the CPN, Company recorded $25,000 as the liability on stock settled debt which amount was amortized over the term of the notes.

On September 15, 2022, the Company issued a total of 15,277,777 shares of common stock at a conversion price of $0.0018 per share in settlement of the CPN and all accrued and unpaid interest.

The carrying value, net of accrued interest, is as follows:

	March 31, 2024	March 31, 2023
Principal issued	$—	$—
Stock-settled liability	—	—
	—	—
Unamortized debt discount	—	—

F-18

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 6 – CONVERTIBLE NOTE (Continued)

Interest expense during the fiscal years ended March 31, 2024 and 2023, is as follows:

	For the Fiscal Years Ended
	March 31,
	2024	2023
Interest expense on notes	$-	$1,411
Amortization of debt discount	-	10,440
Total:	$-	$11,851

The accrued interest payable on extinguishment is as follows:

Balance, March 31, 2022	$1,089
Interest expense on the convertible notes	1,411
Converted to common stock	(2,500)
Balance, March 31, 2023	$-

Gain related to extinguishment during the fiscal year ended March 31, 2023:

Debt principal	$25,000
Stock-settled liability	25,000
Interest payable	2,500
Issuance of 15,277,777 shares of common stock	(51,944)
Gain on extinguishment of debt upon conversion	$556

(2) On November 23, 2022, the Company executed a Convertible Promissory Note (the “CPN”) with a third party who provided a loan in the amount of $25,000. The CPN is for a six month term, bears interest at 10% per annum and is convertible into shares of common stock of the Company based on the following: Upon Maturity, the Company shall pay the entire $25,000 principal, plus any accrued and unpaid interest, back to the Lender, or at any time from the original date of the CPN the Lender may choose to convert the unpaid balance of the CPN, and any accrued interest thereon, into shares of the Company’s Common Stock at a fifty percent (50%) discount off of the lowest volume weighted average price ( “VWAP”) price for the Company’s common stock during the Ten (10) trading days immediately preceding conversion date, as reported by Quote stream. The CPN is currently in default.

Effective November 23, 2022, the date of the CPN, Company recorded $25,000 as the liability on stock settled debt which amount is amortized over the term of the notes.

The carrying value, net of accrued interest, is as follows:

	March 31, 2024	March 31, 2023
Principal issued	$25,000	$25,000
Stock-settled liability	25,000	25,000
	50,000	50,000
Unamortized debt discount	—	(7,222)
	$50,000	$42,778

Interest expense during the fiscal years ended March 31, 2024 and 2023 is as follows:

	For the Fiscal Year Ended
	March 31,
	2024	2023
Interest expense on notes	$2,495	$889
Amortization of debt discount	7,222	17,778
Total:	$9,717	$18,667

The accrued interest payable is as follows:

Balance, March 31, 2023	$889
Interest expense on the convertible notes	2,495
Balance, March 31, 2024	$3,384

F-19

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 7 - RELATED PARTY TRANSACTIONS

William Eric Ottens

Mr. William Eric Ottens, is our former controlling shareholder and a former officer and director. operations in the amount of $12,498.

During the years ended March 31, 2024 and 2023, the Company accrued interest of $354 and $353, respectively, with no repayments to a prior advanced loan with a remaining principal balance of $5,298.  The balance of the loan outstanding including principal and accrued interest at March 31, 2024 totaled $6,988 (March 31, 2023 - $6,634).

Robert Gardiner

Mr. Gardiner joined the Board of Directors and became an officer on May 21, 2020.

During the year ended March 31, 2023, Mr. Gardiner charged the Company $15,392 in consulting fees which amounts were fully paid.

During the fiscal year ended March 31, 2024, the Company did not incur any additional fees from Mr. Gardiner.

RBG Wholesale

On May 24, 2022, the Company issued 15,000 shares of Series F Preferred stock under the terms of an acquisition agreement discussed more fully above in Note 5. Mr. Robert Gardiner, an officer and director of the Company, is a partner in RGB Wholesale. On March 31, 2023, the Company determined to fully impair this asset in the amount of purchase price valued at $15,000 due to a delay in initiating operations pursuant to the aforementioned license agreement.

On September 15, 2022, RGB Wholesale converted 15,000 shares of Series F Preferred stock to 5,219,148 shares of the Company’s common stock at a conversion price of $0.00282 per share.

Rodney Nettles

Mr. Nettles joined the Board of Directors and become an officer on May 21, 2020 and became the controlling shareholder of the Company during October 2020. On January 3, 2023, Mr. Nettles resigned all positions with the Company and continues to be the controlling shareholder.

GS Capital Blends LLC

GS Capital Blends LLC (“GSCB”), a company with officers, directors and shareholders in common.

	March 31, 2024	March 31, 2023
Convertible note – related party	$65,924	$65,924
Advances – related parties	116,781	82,918
	$182,705	$148,842

F-20

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 7 - RELATED PARTY TRANSACTIONS (Continued)

GS Capital Blends LLC (Cont’d)

The convertible note in the amount of $65,924 issued in August 2021, with bearing no interest, is payable on demand and is convertible at $0.005 per share. On the date of issuance, the Company recorded a beneficial conversion feature equal to the face value of the note, which amount was immediately expensed.

During the fiscal year ended March 31, 2023, GSCB advanced $34,588 to the Company of which $10,000 was a cash deposit to the corporate bank account and the balance were expenses paid on behalf of the Company by GSCB directly. Of this amount, GSCB was repaid a total of $7,094 for net advances provided during the fiscal year ended March 31, 2023 of $27,494. At March 31, 2023, GSCB was owed a total of $82,918 (March 31, 2022 - $55,424).

During the fiscal year ended March 31, 2024, GSCB advanced $38,823 to the Company with no repayments.

During the year the Company sold certain retail products to GSCB valued at $4,960, which payable amount was settled by a reduction to advances payable.

As at March 31, 2024 advances payable to GSCB totaled $116,781.

Intellectual Property and Technology from GSCB

As discussed in Note 5 above, during the year ended March 31, 2022 the Company issued 500,000 shares of Series D preferred stock to GS Capital Blends as consideration with respect to an agreement, and amendments thereto, for the Purchase and License of Intellectual Property, Product Lines, Manufacturing and Other Specified Assets (the "Agreement"). Under the terms of the Agreement GS Capital Blends was granted a coupon of 5% on the par value of the Acquisition shares, or $500,000, through termination of a Lock-up on December 31, 2024. During the fiscal years ended March 31, 2024 and 2023, the company recorded $25,068 and $21,507, respectively, as accrued coupon payments with respect to the Agreement, which amounts are included on the balance sheet as Coupon interest payable – related party.

1863942 Ontario Corporation

Unsecured debt in the amount of $205,184 owed to 1863942 Ontario Corporation, an entity controlled by a shareholder of the Company who is also the officer and director of our former subsidiary, Megola Canada, was agreed to be acquired by the Company upon the ratification of the divestiture of Megola Canada effective March 31, 2018. Prior to the appointment of a custodian in 2018, management had agreed verbally to retire the debt payable to 1863942 Ontario Corporation by the issuance of certain shares, however, the shares were never issued. The amount was previously reflected on the balance sheets as “Due to Shareholder” and was non-interest bearing and due on demand.

On November 26, 2020, the Company and 1863942 Ontario Corporation agreed to enter into a formal written promissory note with respect to the total amount due of $205,184 and executed an unsecured convertible promissory note (the “Note”). The Note bears no interest and is convertible at any time five days after the issuance date at the election of the holder into shares of common stock at a fixed price of $0.0025 per share. The Company valued the beneficial conversion feature on the date the Note was issued at the fair market value of the Company’s common stock and recorded a day one loss totaling the full face value of the Note ($205,184), which amount was immediately expensed.

During the fiscal year ended March 31, 2021, 1863942 Ontario Corporation converted debt in the amount of $146,250 into 58,500,000 shares of common stock pursuant to the Note.

F-21

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 7 - RELATED PARTY TRANSACTIONS (Continued)

1863942 Ontario Corporation (Cont’d)

During the fiscal year ended March 31, 2022, 1863492 Ontario Corporation returned a total of 19,500,000 of the above converted shares of common stock to treasury and the Company increased the amount of the convertible note by $48,750. There were no further payments or shares issued for debt during each of the years ended March 31, 2023 and 2022.

During the fiscal year ended March 31, 2024, 1863942 Ontario Corporation converted a total of $55,000 in debt into 22,000,000 shares of common stock.

At March 31, 2024 and March 31, 2023, $52,684 and $107,684 is due on the Note, respectively and is reflected on the balance sheet as Convertible Note – Related Party.

During the year ended March 31, 2024 the shareholder of 1863942 Ontario Corporation advanced $2,332 for operational expenses which is included on the balance sheet as Advances Payable – related parties.

Mark Suchy

During the fiscal year ended March 31, 2023, Mr. Suchy, an officer and director of the Company, advanced a total of $25 to the Company. During the fiscal year ended March 31, 2024, Mr. Suchy advanced a further $3,660 to the Company. At March 31, 2024 and March 31, 2023, the amounts of $3,685 and $25, respectively remained due to Mr. Suchy and is reflected on the balance sheet as Advances payable – related parties.

MedeSol Global, Inc.

During the fiscal year ended March 31, 2024, MedeSol Global, Inc., a shareholder of the Company which shares officers and directors in common with the Company, paid operating expenses for the benefit of the Company totaling $31,149. At March 31, 2024 $31,149 remained outstanding and is reflected on the balance sheet as accounts payable.

NOTE 8 – COMMON AND PREFERRED STOCK

Preferred Stock:

The Company has authorized 54,000,000 shares of Preferred Stock, at various par values, of which 100 shares are designated as Series A Preferred, 200 shares are designated as Series B Preferred, 100 shares are designated as Series C Preferred, 5,000,000 shares are designated as Series D Preferred, 5,000,000 shares are designated as Series E Preferred, 25,000,000 shares are designated as Series F Preferred, and 10,000,000 shares are designated as Series G Preferred. The Company has also designated a 2018 Special Series of Preferred stock. As at March 31, 2024 and 2023, we have 1 share designated as 2018 Special Series A Preferred Stock.

2018 Special Series A Preferred Shares:

There is one (1) share of 2018 Special Series A Preferred stock, $0.001 par value authorized which carries the right to 51% voting control of the Company.

At March 31, 2024 and March 31, 2023, there was one (1) share of 2018 Special Series A Preferred stock issued and outstanding.

Series A Preferred Shares:

There are a total of 200 shares of Series A Preferred Stock, $0.001 par value authorized. All shares of Preferred Series “A” stock held 12 months are eligible for conversion to common stock at a conversion price set at $0.20 cents per share and the Company has the right to effect a mandatory conversion of the Series A Preferred stock 24 months from the date of issuance of the Series A Preferred stock. Each Preferred Series “A” share is entitled to cast 100 votes in a shareholder meeting.

F-22

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 8 – COMMON AND PREFERRED STOCK (Continued)

Preferred Stock (Continued):

Series A Preferred Shares (Cont’d):

On July 19, 2021, two shareholders holding shares of Series A Preferred stock converted 1 share each and received 250 shares of common stock each increasing the issued and outstanding common stock of the Company by 500 shares.

At March 31, 2024 and March 31, 2023, there were a total of 68 shares of Series A Preferred Stock issued and outstanding

Series B Preferred Shares:

There are a total of 100 shares of Series B Preferred Stock, $0.001 par value, authorized. All shares of Preferred Series “B” stock are convertible to common stock at a conversion price set at $0.05 cents per share or the 10 day average trading price of the common stock at the time of conversion, whichever is less, and have no voting rights.

At March 31, 2024 and March 31, 2023, there were a total of 6 shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Shares:

There are a total of 100 shares of Series C Preferred Stock authorized, $0.001 par value. All shares of Preferred Series “C” stock held 12 months are convertible to common stock at a conversion price set at $0.10 cents per share or the 10 day average trading price of the common stock at the time of conversion, whichever is less. Each Preferred Series “C” share is entitled to cast 2,000 votes in a shareholder meeting.

At March 31, 2024 and March 31, 2023, there were a total of 8 shares of Series C Preferred Stock issued and outstanding.

Series D Preferred Shares

There are a total of 5,000,000 shares of Series D Preferred Stock authorized, $10.00 par value, which may only be issued at the direction of the Board of Directors and with the consent of a majority of the shareholders of the Company. The shares when issued have a 6 month lock up period from the date of issuance and thereafter may be converted on the basis of 25% of the shares held by the shareholder quarterly, with no conversion resulting in the shareholder holding more than 9.99% of the issued and outstanding common stock. The shares are convertible into common stock at $0.001 per share. The shares carry voting rights of 100 shares of common stock for each one share held. The shares have the right to receive dividends and are anti-dilutive.

On May 24, 2022, the Company issued a total of 75,000 shares, par value $10 per share for an asset acquisition (Note 5), 25,000 of these shares were subsequently returned to the Company as a result of amendments to the original acquisition agreements can canceled retroactive to the original issue date.

On December 27, 2022, the Company issued a total of 25,000 shares, par value $10 per share for an asset acquisition (Note 5).

On February 3, 2023, the Company issued a total of 25,000 shares, par value $10 per share for an asset acquisition (Note 5).

At March 31, 2024 and March 31, 2023, there were a total of 100,000 and 0 shares of Series D Preferred Stock issued and outstanding, respectively.

Series E Preferred Shares

There are a total of 5,000,000 shares of Series E Preferred Stock authorized, $5.00 par value, which may only be issued at the direction of the Board of Directors and with the consent of a majority of the shareholders of the Company. The shares when issued have a 6 month lock up period from the date of issuance and thereafter may be converted on the basis of 25% of the shares held by the shareholder quarterly, with no conversion resulting in the shareholder holding more than 9.99% of the issued and outstanding common stock. The shares are convertible into common stock at 35% of the 21-day average closing price of the common stock of the Company or $$0.0025 per share, whichever is higher. The Company may elect a mandatory conversion of the stock into common shares, cash or a combination of cash and common stock after five years from the date of issuance. The shares carry voting rights of 10 shares of common stock for each one share held. The shares are anti-dilutive. The shares have no rights to receive dividends.

At March 31, 2024 and March 31, 2023, there were no shares issued and outstanding.

F-23

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 8 – COMMON AND PREFERRED STOCK (Continued)

Preferred Stock (Continued):

Series F Preferred Shares

There are a total of 25,000,000 shares of Series F Preferred Stock authorized, $1.00 par value which may only be issued at the direction of the Board of Directors and with the consent of a majority of the shareholders of the Company. The shares when issued have a 6-month lock-up period from the date of issuance and thereafter may be converted into common stock and may be fully converted after 12 months of issuance. The shares are convertible into common stock at a 25% discount to the 21 day average closing price of the common stock of the Company or $0.0025 per share, whichever is higher. The Company may elect a mandatory conversion of the stock into common shares, cash or a combination of cash and common stock after five years from the date of issuance. The shares carry no voting rights. The shares are anti-dilutive. The shares have no right to receive dividends.

On May 24, 2022, the Company issued a total of 30,000 shares of Series F Preferred Stock as consideration under the terms of two acquisition agreements (15,000 shares for each acquisition) valued at $1.00 per share. (Note 5).

On September 15, 2022, the Company received notices of conversion from certain holders and converted 55,000 Series F Preferred Shares into 19,503,546 shares of common stock at a conversion price of $0.00282 per share.

On December 27, 2022, the holders of 15,000 shares of Series F Preferred Stock returned their shares for cancelation as part of an amended acquisition agreement. (Note 5)

At March 31, 2024 and March 31, 2023, there were 0 and 40,000 shares of Series F Preferred Stock issued and outstanding, respectively.

Series G Preferred Shares

There are a total of 10,000,000 shares of Series G Preferred Stock authorized, $1.00 par value which may only be issued at the direction of the Board of Directors and with the consent of a majority of the shareholders of the Company. The shares when issued have a 6-month lock-up period from the date of issuance and thereafter may be converted into common stock and may be fully converted after 12 months of issuance. The shares are convertible into common stock at 50% of the 21 day average closing price of the common stock of the Company or $$0.0025 per share, whichever is higher. The Company may elect a mandatory conversion of the stock into common shares, cash or a combination of cash and common stock after five years from the date of issuance. The shares carry no voting rights. The shares are anti-dilutive. The shares have no rights to receive dividends.

At March 31, 2024 and March 31, 2023, there were no shares issued and outstanding.

Common stock:

The Company has authorized 3,000,000,000 shares of Common Stock, $0.001 par value.

During the fiscal year ended March 31, 2024 and 2022 the Company issued 22,000,000 and 34,781,321 shares of common stock under notice of conversion, respectively.

There were a total of total of 291,876,881 and 269,876,881 shares of common stock issued and outstanding, respectively at March 31, 2024 and March 31, 2023.

F-24

Megola, Inc.

Notes to Audited Financial Statements

for the Years ended March 31, 2024 and 2023

NOTE 9 – OTHER EVENTS

Liquidnano, Inc.

On March 19, 2023, the Company entered into an Exclusive Global Supply Agreement with Liquidnano, Inc. an industry leader in Liquid Glass Screen Protection for mobile devices. These wipe-on products provide scratch, shatter, and impact resistance to all types of handheld device screens. Under the terms of the agreement, Liquidnano, Inc. (the “Distributor”) must purchase at least $725,000 USD of Product during the first twelve (12) months following execution of the Agreement, $1,495,000 USD of Product within months thirteen (13) to twenty-four (24), and $2,810,000 within months twenty-five (25) to thirty-six (36), where month one (1) starts on the first day of the calendar month immediately following the Effective Date. Volume targets beyond that will be mutually agreed upon but shall be at least $2,810,000 USD per year. If the volume target is missed, the agreement will become nonexclusive unless at least 75% of the annual minimum is achieved, in which case the exclusivity is not revoked. However, the shortfall must be made up the following year or the Agreement becomes non-exclusive. Liquidnano failed to pay two invoices for sales made in 2024 and was sent a Default Notice on December 31, 2023 which gave them 90 days to pay the outstanding invoices. The payments were not made and the Agreement was terminated on March 30, 2024. On April 23, 2024, a Customer Referral Agreement was signed with Liquidnano in which they could refer specific named customers to Megola to sell product in exchange for a commission of $5/liter and the Company also agreed to forgive the outstanding invoices after the first order is received by a referred customer.

Kane & McHenry Enterprises

On August 7th, 2024, The Company executed a Supply and Distribution Agreement with Kane & McHenry Enterprises for the non-exclusive distribution of the Company’s mobile device protection formulation. The Company expects the first shipment under this Agreement to be fulfilled before the end of August. Kane & McHenry Enterprises sells their products under their own brand names into over 5,000 wireless stores in the United States as well as other channels globally. This customer was referred to the Company as part of the Liquidnano Customer Referral Agreement.

STAT Sanitizing LLC

On August 22, 2023, the Company entered into an exclusive supply and distribution agreement with STAT Sanitizing LLC (“STAT”) whereby the Company granted STAT the exclusive rights to market and sell certain Megola products within the Territory defined as the US market for remediation services. The agreement has a term of 24 months, renewal for consecutive 12-month periods subject to STAT meeting certain minimum purchase commitments. STAT must purchase at least $500,000 USD of product during the first 12 months from August 22, 2023 and $1,000,000USD of product during the second 12 months. Should the volume targets not be met the agreement will become non-exclusive for the remaining term of the agreement. Any sales by the Company in the Territory or by STAT outside of the Territory, the Company will pay STAT a commission fee of 10% of all such sales and the sales will be included in the minimum purchase commitments. The product included in the agreement is MedeSol Cleaner Deodorizer. The agreement was amended on November 14, 2023 to change the Effective Date of the agreement to November 13, 2023 which resulted in extending the time period for achieving the minimum targets above.

On August 8, 2024, the Company signed a new Representation Agreement with STAT Sanitizing which pays a 10% commission to STAT Sanitizing for sales of the OdorSol Cleaner Deodorizer and OdorSol Portable Toilet Deodorizer. As part of executing this new agreement, the Exclusive Supply and Distribution Agreement dated November 13, 2023 was terminated by mutual agreement.

NOTE 10 – SUBSEQUENT EVENTS

On May 7, 2024, the Company filed a Registration Statement on Form 1-A with the Securities and Exchange Commission (“SEC”) with respect to the offering of a total of 400,000,000 shares of Common Stock at $0.025 per share for total gross proceeds of up to $10,000,000 (the “Offering”). The Offering received notice of qualification from the SEC on June 12, 2024.  The Company has not yet sold any shares under this Offering.

On August 5, 2024, the Company executed a Memorandum of Understanding and Temporary License Agreement with Pure Turf Solutions which granted them the right to manufacture treated zeolite particles using Megola IP and sell into the odor control for artificial turf market, specifically targeting dog walking areas. The term of this MOU is for 6-months after which a Definitive Agreement will be executed if both of the Parties are satisfied with the performance. The agreement includes the purchase of the active ingredient from Megola and the initial order of 200lb was received on August 6th and is expected to ship on August 7th. The Company will also be due a royalty of 5-10% of Pure Turf sales depending on how much of the treated zeolite is incorporated into the final product format.

On August 8, 2024, the Company executed a Memorandum of Understanding and Temporary License Agreement with Jeterex LLC which granted them the right to manufacture treated air filters for odor control use in Cannabis growing facilities. Jeterex will purchase raw materials from the Company and also pay a royalty of 5% of sales.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

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Item 8. Exhibits

Index to Exhibits

Exhibit Number	Exhibit Description
Ex-2A	Articles of Incorporation, plus Amendments and Certificates of Designation (1)
Ex-2B	Bylaws(1)
Ex-4	Subscription Agreement(1)
Ex-6a	Definitive Contract for the Exclusive License/Manufacturing of GS Capital Blends LLC Product Lines (1)
Ex-6b	Definitive Contract for the Exclusive License/Manufacturing of Medesol Global Inc Product Lines (1)
Ex-6c	Definitive Contract for the Exclusive License/Manufacturing of Medesol Global Inc Product Lines (Si02) (1)
Ex-6d	Customer Referral Agreement between the Company and Liquidnano, Inc. dated April 24, 2024 (2)
Ex-6e	Supply and Distribution Agreement between the Company and Kane & McHenry Enterprises LLC dated August 7, 2024 (2)
Ex-6f	Representation Agreement between the Company and STAT Sanitizing LLC dated August 8, 2024 (2)
Ex-10	Board Resolution Approving Offering Circular (1)
Ex-11.1	Auditor Consent - SetApart Accountancy Corp (3)
Ex-11.2	Auditor Consent - Pipara & Co LLP (3)

(1) Incorporated by reference to our Form 1A/A filed with the SEC on May 24, 2024

(2) Incorporated by reference to our Form 1-U filed with the SEC on August 12, 2024

(3) Filed Herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused  the annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on  August 12, 2024.

Megola, Inc.

By:	/s/ Robert Gardiner
Name:	Robert Gardiner
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Gardiner	Chief Executive Officer of Megola, Inc.	August 12, 2024
Robert Gardiner	(Principal Executive Officer)

/s/ Joshua Johnston	Chief Financial Officer of Megola, Inc.	August 12, 2024
Joshua Jonston	(Principal Financial Officer and Principal Accounting Officer)

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